ANNUAL INFORMATION FORM

For the Fiscal Year Ended December 31, 2007

May 23, 2008

Table of Contents

DEFINED TERMS	3
GENERAL MATTERS	4
GLOSSARY OF ABBREVIATIONS AND TERMS	4
FORWARD-LOOKING STATEMENTS	5
GRAN TIERRA ENERGY INC.	7
GENERAL DEVELOPMENT OF THE BUSINESS	8
DESCRIPTION OF THE BUSINESS	11
Overview	11
Regulation	12
Markets and Customers	13
Competition	14
Specialized Skills and Knowledge	14
Seasonality	14
Employees	14
Environmental Compliance	14
Social and Community Initiatives	15
RISK FACTORS	16
STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION	28
Notes and Definitions	28
Part 2 Disclosure of Reserves Data	33
Part 3 Pricing Assumptions	41
Part 4 Reconciliation of Changes in Reserves	43
Part 5 Additional Information Relating to Reserves	44
Part 6 Other Oil and Gas Information	47
DIVIDEND POLICY	60
CAPITAL STRUCTURE	60
MARKET FOR SECURITIES	67
MANAGEMENT CONTRACTS	67
DIRECTORS AND OFFICERS	67
INDEBTEDNESS OF DIRECTORS AND OFFICERS	72
REPORT ON EXECUTIVE COMPENSATION	72
EXECUTIVE COMPENSATION	75
Compensation of Named Executive Officers	75
Other Plans	77
Securities Authorized for Issuance Under Equity Compensation Plans during the Year Ended December 31, 2007	77
Compensation of Directors	77
LEGAL PROCEEDINGS	80
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	80
TRANSFER AGENTS AND REGISTRARS	80
MATERIAL CONTRACTS	81
INTERESTS OF EXPERTS	82
ADDITIONAL INFORMATION	82

DEFINED TERMS

“AIF” means this Annual Information Form of Gran Tierra dated May 23, 2008;

“AMEX” means the American Stock Exchange;

“ANH” means the Agencia Nacional de Hidrocarbones (in Colombia) or National Hydrocarbons Agency;

“Argosy” means Argosy Energy International L.P.;

“Board” means the board of directors of Gran Tierra Energy Inc.;

“Callco” means 1203647 Alberta Inc.

“CGC” means Compañia General de Combustibles;

“Ecopetrol” means Empresa Colombiana de Petroleos S.A., the Colombian state owned oil company;

“Exchangeable Shares” means exchangeable shares in the capital of ExchangeCo;

“ExchangeCo” means Gran Tierra Goldstrike Inc.;

“GCA” means Gaffney, Cline and Associates, independent reserve engineers;

“Geoadinpro” means Geoadinpro LTDA;

“Golden Oil” means Golden Oil Corporation;

“Goldstrike” means Goldstrike, Inc., an indirect subsidiary of Gran Tierra Energy incorporated under the laws of the State of Nevada;

“Gran Tierra Canada” means Gran Tierra Energy Inc., an indirect subsidiary of Gran Tierra Energy incorporated under the laws of the Province of Alberta;

“Gran Tierra Colombia” means Gran Tierra Colombia Ltd.;

“Gran Tierra Energy” or the “Corporation” means Gran Tierra Energy Inc. and all its subsidiaries;

“Gran Tierra Share” means a share in the capital of Gran Tierra Energy Inc. designated as common stock, par value $0.001 per share;

 “Lewis Energy” means Lewis Energy Colombia, Inc.;

“Omega” means Omega Energy Colombia;

“OTCBB” means OTC Bulletin Board;

“PCESA” means Petroleos Canadienses en Ecuador S.A.

“Perupetro” means PeruPetro S.A.;

“PlusPetrol” means PlusPetrol S.A.;

“SEC” means United States Securities and Exchange Commission;

“Solana” means Solana Petroleum Exploration (Colombia) Limited;

“TEA” means Technical Evaluation Area;

“Trustee” means Olympia Trust Company, in its capacity as trustee pursuant to the Voting Exchange and Support Agreement;

“TSX” means the Toronto Stock Exchange;

“Voting Exchange Support Agreement” means the Voting Exchange and Support Agreement dated November 10, 2005 among Goldstrike, Callco, Gran Tierra Goldstrike Inc. and Trustee; and

“YPF” means Repsol YPF

GENERAL MATTERS

Unless otherwise indicated, references in this AIF to “dollars” and “$” are to United States dollars. Certain terms used throughout this AIF are defined under the heading “Defined Terms”. Certain technical terms used throughout this AIF are defined under the heading “Glossary of Abbreviations and Terms”. The information in this AIF is stated as at December 31, 2007, unless otherwise indicated.

GLOSSARY OF ABBREVIATIONS AND TERMS

In this Annual Information Form, the abbreviations set forth below have the following meanings:

bbl	barrel	Mcf	thousand cubic feet
Mbbl	thousand barrels	MMcf	million cubic feet
MMbbl	million barrels	Mcf/d	thousand cubic feet per day
bbl/d	barrels per day	Bcf	billion cubic feet
NGLs	natural gas liquids	km	kilometre(s)
		km2	square kilometer(s)

API	American Petroleum Institute
°API	an indication of the specific gravity of crude oil measured on the API gravity scale. Liquid petroleum with a specified gravity of 28° API or higher is generally referred to as light crude oil.
WTI	West Texas Intermediate, the reference price paid in U.S. dollars at Cushing, Oklahoma for crude oil of standard grade

Terms used to describe the Corporation’s interests in wells and acreage

•	Gross oil and natural gas wells or acres — The Corporation’s gross wells or gross acres represent the total number of wells or acres in which the Corporation owns a working interest.

•
Net oil and natural gas wells or acres — Determined by multiplying “gross” oil and natural gas wells or acres by the working interest that the Corporation owns in such wells or acres represented by the underlying properties.

•	Prospect — A location where hydrocarbons such as oil and gas are believed to be present in quantities which are economically feasible to produce

Terms used to describe the legal ownership of the Corporation’s oil and natural gas properties

•
Working interest — A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear a portion of the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his/her percentage interest to approve or disapprove the appointment of an operator and drilling and other major activities in connection with the development and operation of a property.

•	Royalties — The royalties paid to governments on the production of oil and gas, either in kind or in cash. Royalties also include overriding royalties paid to third parties.

•
Farm-in or Farm-out - Transactions where a portion of a working interest is sold by an owner of an oil and gas property. In a sales transaction, the transaction will be labeled a Farm-in by the purchaser of the working interest, and a Farm-out by the seller of the working interest.

Terms used to describe seismic operations

•
Seismic data — Oil and natural gas companies use seismic data as their principal source of information to locate oil and natural gas deposits, both to aid in exploration for new deposits and to manage or enhance production from known reservoirs. To gather seismic data, an energy source is used to send sound waves into the subsurface strata. These waves are reflected back to the surface by underground formations, where they are detected by geophones which digitize and record the reflected waves. Computers are then used to process the raw data to develop an image of underground formations.

•
2-D seismic — 2-D seismic survey data is the standard acquisition technique used to image geologic formations over a broad area. 2-D seismic data is collected by a single line of energy sources which reflect seismic waves to a single line of geophones. When processed, 2-D seismic data produces an image of a single vertical plane of sub-surface data.

•
3-D seismic — 3-D seismic data is collected using a grid of energy sources, which are generally spread over several miles. A 3-D survey produces a three dimensional image of the subsurface geology by collecting seismic data along parallel lines and creating a cube of information that can be divided into various planes, thus improving visualization. Consequently, 3-D seismic data is generally considered a more reliable indicator of potential oil and natural gas reservoirs in the area evaluated.

FORWARD-LOOKING STATEMENTS

Certain statements included in this AIF constitute forward-looking statements under applicable securities legislation. These statements relate to future events or the Corporation's future performance. All statements other than statements of historical fact are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", "continue", or the negative of these terms or other comparable terminology. Forward looking statements or information in this AIF include, but are not limited to, reserve quantities and the discounted present value of future net cash flows from such reserves, future net revenue, future production levels, future capital expenditures, exploration plans, development plans, acquisition and disposition plans and the timing thereof, operating and other costs, and future royalty rates. These statements are only predictions. Actual events or results may differ materially. In addition, this AIF may contain forward-looking statements attributed to third party industry sources. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur.

In addition to other assumptions identified in this AIF, assumptions in respect of forward-looking statements have been made regarding, among other things:
•	the Corporation's ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets;
•	the Corporation's acquisition strategy, the criteria to be considered in connection therewith and the benefits to be derived therefrom;
•	sustainability and growth of production and reserves through prudent management and acquisitions;
•	the Corporation’s ability to attract and retain qualified personnel;
•	the emergence of accretive growth opportunities;
•	the impact of Colombian and Argentine governmental regulation on the Corporation;
•	the strategy of the Corporation regarding commodity price risk management;
•	changes in oil and natural gas prices and the impact of such changes on cash flow;
•	the level of capital expenditures devoted to development activity rather than exploration;

•	the use of development activity and/or acquisitions to replace and add to reserves;
•	the quantity of oil and natural gas reserves and oil and natural gas production levels; and
•	currency, exchange and interest rates.

Although the Corporation believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Corporation cannot guarantee future results, levels of activity, performance, or achievements. Some of the risks and other factors, some of which are beyond the Corporation's control, which could cause results to differ materially from those expressed in the forward-looking statements contained in this AIF include, but are not limited to:

•	general economic conditions globally;
•	industry conditions, including fluctuations in the price of crude oil, natural gas and natural gas liquids and services used by the Corporation;
•	uncertainties associated with estimating reserves;
•	royalties payable in respect of oil and gas production;
•	governmental regulation of the oil and gas industry, including income tax and environmental regulation;
•	fluctuation in foreign exchange or interest rates;
•	stock market volatility and market valuations;
•	the impact of environmental events;
•	the need to obtain required approvals from regulatory authorities;
•	unanticipated operating events which can reduce production or cause production to be shut-in or delayed;
•	failure to obtain industry partner and other third party consents and approvals, when required;
•	third party performance of obligations under contractual arrangements;
•	competition;
•	liabilities and risks, including environmental liability and risks, inherent in oil and gas operations;
•	the availability of capital;
•	alternatives to and changing demand for petroleum products; and
•	other factors considered under “Risk Factors” herein.

Statements relating to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. Readers are cautioned that the foregoing list of factors is not exhaustive.

All evaluations of future revenue are after the deduction of royalties, development costs, production costs and well abandonment costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in the following tables represent the fair market value of the Corporation's reserves. There is no assurance that the constant price and cost assumptions and the forecast price and cost assumptions contained in the reserve reports prepared by GCA will be attained and variances could be material. Other assumptions and qualifications relating to costs and other matters are included in the reserve reports prepared by GCA. The recovery and reserves estimates of the Corporation's properties described herein are estimates only. The actual reserves on the Corporation's properties may be greater or less than those calculated.

Financial outlook information contained in this AIF about prospective results of operations, financial position or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available. Readers are cautioned that such financial outlook information contained in this Annual Information Form should not be used for purposes other than for which it is disclosed herein.

The forward-looking statements contained in this AIF are expressly qualified in their entirety by this cautionary statement. These statements speak only as of the date of this AIF. The Corporation does not intend and does not assume any obligation, to update these forward-looking statements to reflect new information, subsequent events or otherwise, except as required by law.

GRAN TIERRA ENERGY INC.

General

The Corporation’s properties are located in Colombia, Argentina and Peru; see “Business of Gran Tierra Energy Inc.” and “Statement of Reserves Data and Other Oil and Gas Information - Properties”.

The Corporation’s principal executive offices are located at 300, 611-10th Avenue S.W., Calgary, Alberta, Canada. The telephone number at the principal executive office is (403) 265-3221.
Gran Tierra Energy Inc. is incorporated in the State of Nevada under Chapter 78 of the Nevada Revised Statutes, and is a US domiciled company.

As a condition to the listing of the Gran Tierra Shares on the TSX, certain amendments to the by-laws of the Corporation were required by the TSX. Such amendments, approved by the directors of the Corporation in December 2007 and January 2008, included the following:

•
to provide that common stock of Gran Tierra Energy Inc. shall be issued at fair market value as determined by the Board, and that the consideration for the issuance of stock shall not be in the form of promissory notes or services to be performed, or any combination thereof;

•	to provide that no proxy shall be voted after six months from the date of its creation, unless such proxy provides for a longer period, which may not exceed 7 years from the date of its creation;

•
to provide that the Board shall have the power to sell, lease or exchange substantially all of the property and assets of Gran Tierra Energy Inc., only upon authorization of the shareholders of the Corporation holding a majority of the voting power; and

•
to provide that any shareholder of any class is entitled to dissent from, and obtain payment of the fair market value of his shares in the event of (i) an amendment to the Articles of Incorporation to add, change or remove any provision restricting or constraining the issue, transfer or ownership of shares of that class or restriction on the business that may be conducted by Gran Tierra Energy Inc., or (ii) the sale, lease or exchange of all or substantially all of the Corporation’s assets.

Corporate Structure

The Corporation has several wholly owned subsidiaries and two branch operations. The following chart sets forth the corporate structure of the Corporation.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Corporate

Gran Tierra Canada, a privately-held Alberta corporation, was formed on January 26, 2005. Gran Tierra Canada was formed by an experienced management team with extensive experience in oil and natural gas exploration, production and development in most of the world’s principal petroleum producing regions.

The initial funds for Gran Tierra Canada were raised in April and June 2005, providing approximately $1.9 million to fund Gran Tierra Canada’s initial activities. The Corporation did not begin to generate oil and gas revenue until September 1, 2005. The Corporation made a series of private placements of common stock beginning on August 31, 2005 to fund acquisitions in Argentina and provide general working capital. Approximately $12 million was raised during the period from August 2005 to February 2006 from the issuance of approximately 15 million units at $0.80 per unit. Each unit consisted of one Gran Tierra Share plus one warrant to purchase one-half share at a purchase price of $1.25 per share for a period of five years.

On November 10, 2005, Goldstrike, a Nevada corporation incorporated on June 6, 2003, Gran Tierra Canada, and the holders of Gran Tierra Canada’s capital stock entered into a series of transactions pursuant to which Gran Tierra Canada became a wholly-owned subsidiary of Goldstrike. Prior to the transactions described above, Goldstrike was engaged in mineral exploration in the Province of British Columbia.

Immediately following the transactions, Goldstrike changed its name to Gran Tierra Energy Inc., continuing the management and business operations of Gran Tierra Canada, but remaining incorporated in the State of Nevada.

In the transactions between Goldstrike and the holders of Gran Tierra Canada common shares, Gran Tierra Canada shareholders received, for their common shares of Gran Tierra Canada: (a) Exchangeable Shares of Gran Tierra Goldstrike Inc., (b) shares of Goldstrike common stock, or (c) a combination of Exchangeable Shares and Goldstrike common stock. Each Exchangeable Share is exchangeable into one Gran Tierra Share and has the same voting rights as a Gran Tierra Share.

On June 20, 2006, the Corporation completed the sale of approximately 50 million units for gross proceeds of approximately $75 million, less issue costs of $6.3 million. Each unit consisted of one Gran Tierra Share and a warrant to purchase one-half Gran Tierra Share for a period of five years at an exercise price of $1.75 per whole share. In connection with the issuance of these securities, Gran Tierra Energy Inc. entered into four separate Registration Rights Agreements with the investors pursuant to which Gran Tierra Energy Inc. agreed to register for resale the shares and warrants (and shares issuable pursuant to the warrants) issued to the investors in the offering by November 17, 2006. If the Corporation failed to do so the Corporation would be obligated to pay liquidated damages.

The registration statement for the June 2006 share offering was declared effective by the SEC on May 14, 2007. Gran Tierra Energy had accrued $8.6 million in liquidated damages as of that date.

On June 27, 2007, under the terms of the Registration Rights Agreements, the Corporation obtained a sufficient number of consents from the signatories to the agreements waiving Gran Tierra Energy’s obligation to pay in cash the accrued liquidated damages. The Corporation agreed to amend the terms of the warrants issued in the 2006 offering by reducing the exercise price of the warrants to $1.05 and extending the life of the warrants by one year, in lieu of a cash payment for liquidated damages. $7.4 million of the liquidated damages was recorded in 2007 and the remainder had been recorded in 2006.

Effective February 28, 2007, the Corporation entered into a credit facility with Standard Bank PLC. The facility has a three-year term which may be extended by agreement between the parties. The borrowing base is the present value of the Corporation’s petroleum reserves up to maximum of $50 million, with an initial borrowing base of $7 million based on mid-2006 reserves. The Corporation has not drawn down any amounts under this facility.

Colombia

On June 20, 2006, the Corporation acquired all of the limited partnership interests of Argosy, a Utah limited partnership, and all of the issued and outstanding capital stock of Argosy Energy Corp., a Delaware corporation and the general partner of Argosy, from Crosby Capital LLC for consideration of $37.5 million cash, 870,647 Gran Tierra Shares and overriding royalty rights and net profits interests in certain of Argosy’s assets. Argosy had interests in seven Exploration and Production contracts at that time, including Santana, Guayuyaco, Chaza and Mecaya in the Putumayo basin; Talora and Rio Magdalena in the Magdalena basin; and Primavera in the Llanos basin.

In October 2006, the Corporation acquired an 80% interest in the Azar block through a Farm-in. The Farm-in obligates the Corporation to pay the original owner’s 20% share of future costs, as well as the Corporation’s 80% share.

In late 2006, the Corporation drilled the Popa-1 well on the Rio Magdalena block, and later plugged and abandoned it after testing oil production at non-commercial rates. The second well on the block, Cayenes-1 was drilled at the end of 2006 and plugged and abandoned in February 2007. December 2006 also saw commencement of the Laura-1 exploration well on the Talora block; this well was also plugged and abandoned.

In March 2007, the Corporation completed drilling the Juanambu-1 exploration well and testing was completed in May 2007. Pre-commercial production began in June 2007. Ecopetrol has backed-in with a 30% participation in the discovery, leaving each of the Corporation and the other partner in this joint venture with a 35% participation interest. Commerciality was granted by Ecopetrol on November 8, 2007.

In March and April 2007 two wells were drilled on the Primavera block at no cost to the Corporation. Both wells were dry and were subsequently plugged and abandoned. The Corporation decided, along with the partners in the block, to relinquish the contract. There are no further obligations related to this contract.

The Corporation was awarded two TEAs in the Putumayo Basin in southern Colombia in June 2007. The two TEAs are located near the Orito Field, the largest oil field in the Putumayo Basin, called Putumayo of West A and Putumayo West B. The Corporation has a preferential right to apply for an Exploration and Exploitation contract in the area during the evaluation stage and match or improve any bid by third parties to convert all or a portion of the TEA to an Exploration and Exploitation contract. During 2007 negotiations began to convert Putumayo West B to an Exploration and Exploitation contract, the process is continuing in 2008.

In mid-2007 the Corporation Farmed out 50% of its interest in the Azar block to a third party. The third party will pay 100% of the Corporation’s 80% share of exploration and development costs for the first three phases of the exploration contract, and the Corporation is obliged to continue to pay 20% of costs under the original Farm-in agreement.

The discovery of the Costayaco field in the Chaza Block, where Gran Tierra Energy has a 50% working interest and is operator, was the result of drilling the Costayaco-1 exploration well in the second quarter of 2007. This well commenced production in July, 2007. The Corporation completed drilling the Costayaco 2 development well on January 2, 2008, and completed casing on January 8, 2008. This well encountered the same reservoir sequences with similarly positive oil and gas shows as Costayaco-1. Testing of the Costayaco-2 well was completed in February, 2008 and the well is currently producing under a long term test which is expected to continue until sometime in the third quarter of 2008. Drilling commenced on Costayaco-3 in January 2008, and was completed on February 20, 2008. Initial testing has been completed on Costayaco-3 and this well also has positive oil and gas shows. Final completion operations are underway on this well in preparation for long term testing operations. Drilling on Costayaco-4 began in April 2008.

On December 27, 2007, the Corporation entered into a commercial agreement with a third party related to the Mecaya block whereby the third party will pay $1.475 million upon receipt of an extended work term for the first phase of exploration. Once payment has been received, the Corporation will apply to ANH to have the Corporation’s entire 15% interest assigned to the third party. Also on that date the Corporation entered into a commercial agreement with a third party for the Talora block, whereby the third party will pay 100% of the Corporation’s 20% interest in the next exploration well drilled on Talora, in 2008. Once this obligation is fulfilled, the Corporation will apply to ANH to have the entire 20% interest in the Talora block assigned to the third party. The Corporation also began acquisition of 40 km2 of 3-D seismic on the Azar block in Colombia in December, 2007.

Argentina

The Corporation acquired participating interests in three joint ventures in Argentina on September 1, 2005, all located in the Noroeste Basin region of Northern Argentina as follows:

•	Palmar Largo Joint Venture — Gran Tierra Energy participation 14%, Pluspetrol (Operator) 38.15%, Repsol YPF 30%, CGC 17.85%.
•	Nacatimbay Concession — Gran Tierra Energy participation 50%, CGC (Operator) 50%.
•	Ipaguazu Concession — Gran Tierra Energy participation 50%, CGC (Operator) 50%.

In late 2005 the Corporation participated in the drilling of one well on the Palmar Largo field, which began producing oil in February 2006.

On June 30, 2006, the Corporation entered into a joint venture agreement with Golden Oil Corporation whereby the Corporation purchased 50% of the El Vinalar field in Argentina for $950,000. The Corporation also agreed to pay the first $2.7 million in costs for a sidetrack well related to the joint venture agreement.

On November 2, 2006, the Corporation closed the purchase of interests in four properties for a total purchase price of $2.1 million. The assets purchased included a 93.18% participation interest in the Valle Morado block, a 100% interest in the Santa Victoria block and the remaining 50% interests in the Nacatimbay and Ipaguazu blocks.

On December 1, 2006, the Corporation closed the purchase of interests in two other properties, including a 100% interest in the El Chivil block and a 100% participation interest in the Surubi block, each located in the Noroeste Basin of Argentina, for a purchase price of $2.8 million.

The aggregate purchase price in 2006 for the acquisition of all six properties was $4.6 million. Post-closing adjustments reflecting original values assigned to the properties, amended terms, revenues and costs from the effective date of January 1, 2006, of approximately $3.8 million were paid in January 2007.

In December 2006, the Corporation drilled the successful Puesto Climaco-2 sidetrack well on the El Vinalar block in Argentina. The well began producing in January 2007.

Peru

The Corporation was awarded two exploration blocks in Peru in the last quarter of 2006 under a license contract for the exploration and exploitation of hydrocarbons. Block 122 covers 1,217,651 acres and block 128 covers 2,218,389 acres. The blocks are located in the eastern flank of the Maranon Basin in northern Peru, on the crest of the Iquitos Arch. The exploration contracts expire in 2014 and work commitments are defined in four exploration periods spread over seven years. There is a financial commitment of $5 million over the seven years for each block which includes technical studies, seismic acquisition and the drilling of exploration wells.

In December, 2007 acquisition began for aero magnetic gravity surveys on the Corporation’s two blocks in Peru. This acquisition is expected to be completed in the first half of 2008.

Significant Acquisitions

The Corporation did not make any significant acquisitions during its most recently completed financial year.

DESCRIPTION OF THE BUSINESS

Overview

Gran Tierra Energy’s strategy is to build an international oil and gas company through acquisition and exploitation of opportunities in oil and natural gas exploration, development and production. The initial focus is in select countries in South America, currently Argentina, Colombia and Peru. For a complete description of all properties held in these countries, please see “Statement of Reserves Data and Other Oil and Gas Information - Properties”.

The Corporation is applying a two-stage approach to growth, initially establishing a base of production, development and exploration assets by selective acquisitions, and secondly achieving future growth through drilling. The plan is to duplicate this business model in other areas as opportunities arise. The Corporation pursues opportunities in countries with prolific petroleum systems and attractive royalty, taxation and other fiscal terms. In the petroleum industry geologic settings with proven petroleum source rocks, migration pathways, reservoir rocks and traps are referred to as prolific petroleum systems.

The fundamentals of Gran Tierra Energy’s strategy are described in more detail below:

•
Position in countries that are welcoming to foreign investment, that provide attractive fiscal terms and/or offer opportunities that the Corporation believes have been previously ignored or undervalued.

•	Build a balanced portfolio of production, development and exploration assets and opportunities.

•	Engage qualified, experienced and motivated professionals.

•	Establish an effective local presence.

•	Create alliances with companies that are active in areas and countries of interest, and consolidate initial land/property positions.

•	Assess and close opportunities expeditiously.

Access to opportunities stems from a combination of experience and industry relationships of the management team and Board, both within and outside of South America. An active market with many available deals is critical to growing a portfolio efficiently and effectively so that the Corporation can capitalize on capabilities today and into the future as the Corporation grows in scale and needs evolve.

Regulation

The oil and gas industry in Colombia, Argentina and Peru is heavily regulated. Rights and obligations with regard to exploration, development and production activities are explicit for each project; economics are governed by a royalty/tax regime. Various government approvals are required for property acquisitions and transfers, including, but not limited to, meeting financial and technical qualification criteria in order to be certified as an oil and gas company in the country. Oil and gas concessions are typically granted for fixed terms with opportunity for extension.

Colombia

In Colombia, state owned Ecopetrol is responsible for all activities related to exploration, extraction, production, transportation, and marketing oil for export. Historically, all oil production was from concessions granted to foreign operators or undertaken by Ecopetrol under Association Contracts or Shared Risk Contracts with foreign companies which generally provided Ecopetrol with back-in rights and allow for Ecopetrol to acquire a working interest share in any commercial discovery by paying their share of the costs for that discovery.

Effective January 1, 2004, the regulatory regime in Colombia underwent a significant change with the formation of the ANH. The ANH is now responsible for regulating the Colombian oil industry, including managing all exploration lands not subject to a previously existing association contract. The state oil company, Ecopetrol, will maintain its exploration and production activities across the country, but will become a more direct competitor in future projects.

In conjunction with this change, the ANH developed a new exploration risk contract that took effect near the end of the first quarter of 2005. This Exploration and Exploitation Contract has significantly changed the way the industry views Colombia. In place of the earlier association contracts in which Ecopetrol had an immediate back-in to production, the new agreement provides full risk/reward benefits for the contractor. Under the terms of the contract the successful operator retains the rights to all reserves, production and income from any new exploration block, subject to existing royalty and income tax regulations with a windfall profits tax provision for larger fields.

Argentina

The Hydrocarbons Law 17.319, enacted in June 1967, established the basic legal framework for the current regulation of exploration and production of hydrocarbons in Argentina. The Hydrocarbons Law empowers the National Executive to establish a national policy for development of Argentina’s hydrocarbon reserves, with the main purpose of satisfying domestic demand. However, on January 5, 2007, Hydrocarbon Law 26.197 was passed by the Government of Argentina. This new legal framework replaces article one of the Hydrocarbons Law 17.319 and provides for the provinces to assume complete ownership, authority and administration of the crude oil and natural gas reserves located within their territories, including offshore areas up to 12 marine miles from the coast line. This includes all exploration, exploitation and transportation concessions.

On June 3, 2002, the Argentine government issued a resolution authorizing the Energy Secretariat to limit the amount of crude oil that companies can export. The restriction was to be in place from June 2002 to September 2002. However, on June 14, 2002, the government agreed to abandon the limit on crude export volumes in exchange for a guarantee from oil companies that domestic demand will be supplied. Oil companies also agreed not to raise natural gas and related prices to residential customers during the winter months and to maintain gasoline, natural gas and oil prices in line with those in other South American countries.

Recently the Argentine government has issued decrees changing the withholding tax structure and further regulating oil exports. For additional information on the effects on Gran Tierra Energy see “Markets and Customers”.

Peru

In Peru, state-controlled Perupetro is responsible for overall regulation and licensing of the oil and gas industry. It also negotiates oil and gas contracts with companies to explore and/or produce in Peru.

Markets and Customers

Ecopetrol is the purchaser of all crude oil sold in Colombia. The Corporation delivers oil to Ecopetrol through transportation facilities which include pipelines and gathering systems owned by the Corporation and contracted trucking. Oil from the discoveries at Juanambu and Costayaco is currently being trucked to an entry point of the Corporation’s main pipeline, and construction is underway on gathering systems and pipelines to replace the trucking, which will improve reliability and safety of transportation, as well as increase capacity. The production from other properties is shipped via pipeline. Crude oil prices are defined by a multi-year contract with Ecopetrol based on WTI price less adjustments for quality and transportation. The oil produced by the Corporation in Colombia is good quality light oil. Twenty-five percent of revenue received in Colombia is in Colombian pesos, and 75% of revenue is in US dollars. Sales to Ecopetrol accounted for 75% of revenues in 2007, 56% of revenues in 2006, and 0% of revenues in 2005.

In accordance with the debt facility the Corporation holds with Standard Bank PLC, the Corporation is required to hedge a portion of production from the Colombian operations. The Corporation has entered into a costless collar hedging contract for crude oil based on WTI price, with a floor of $48.00 and a ceiling of $80.00, for a three-year period, for 400 barrels of oil per day from March 2007 to December 2007, 300 barrels of oil per day from January 2008 to December 2008, and 200 barrels of oil per day from January 2009 to February 2010.

The Corporation markets its own share of production in Argentina. The purchaser of most of the Corporation’s oil in Argentina is Refineria del Norte S.A, or Refiner S.A. The oil the Corporation produces in Argentina is good quality light oil and the bulk of the production is transported by pipeline and truck to Refiner S.A., although minor volumes of natural gas and natural gas liquids are sold locally. In Argentina export prices for crude oil are subject to an export tax based on WTI price. An amount equivalent to the export tax is applied to domestic sales, which has the effect of limiting the actual realized price for domestic sales. The Corporation’s crude oil prices are defined by a contract with Refiner S.A., based on WTI price less adjustments for quality, transportation and an adjustment equivalent to the export tax. Revenues are received in Argentine pesos, based on US dollar prices with the exchange rate fixed on the sales invoice date. The current contract with Refiner S.A. expired January 1, 2008; however the Corporation is continuing sales of oil under oral agreement with Refiner S.A, as described below. Sales to Refiner S.A. accounted for 25% of revenues in 2007, 44% of revenues in 2006, and 100% of revenues in 2005.

Renegotiation of Gran Tierra Energy’s contract with Refiner S.A., though currently underway, has been delayed due to the introduction of a new withholding tax regime for crude oil and refined oil products exported and sold domestically in Argentina.  Currently all oil and gas producers in Argentina are operating without sales contracts.   The new withholding tax regime was introduced without specific guidance as to its application. Producers and refiners of oil in Argentina have been unable to determine an agreed sales price for oil deliveries to refineries. Also, the price for refiners’ gasoline production has been capped below the price that would be received for crude oil. Therefore, the refineries’ price offered to oil producers reflects their price received, less taxes and operating costs and their usual mark up.  In the Corporation’s case, the price initially received was $33 per barrel for production since November 18, 2007, the effective date of the decree.  On April 17, 2008 Gran Tierra Argentina finalized negotiations for sales to Refiner S.A. for the period of November 19, 2007 to March 31, 2008. The final price for those deliveries will be $38/bbl. The price received for November oil deliveries before November 18, 2007 was approximately $48 per barrel.  Along with most other oil producers in Argentina, the Corporation is continuing deliveries to the refinery and will continue to negotiate the price received on a monthly basis until the situation around the decree is rectified by the government.  The provincial governments have also been hurt by these changes as their effective royalty take has been reduced by the lower sales price. The Corporation is working with other oil and gas producers in the area, as well as Refiner S.A., and provincial governments, to lobby the federal government for change .There has been a delay in rectifying the situation in Argentina because of a change in government in December 2007, and slow working months in January and February due to summer vacations.

In March 2008, the Corporation began selling approximately 390 barrels of oil per week (the capacity of two truckloads) from the El Vinalar field to the New American Oil refinery (NAO) located in Southern Argentina. The net price received by Gran Tierra Energy from these sales (after taxes and transportation costs) is $34.10 per barrel. These sales will continue for the foreseeable future on a spot sales basis

Competition

The oil and gas industry is highly competitive. The Corporation faces competition from both local and international companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources that exceed those of the Corporation, and the Corporation believes that these companies have a competitive advantage in these areas. Others are smaller, allowing the Corporation to leverage its technical and financial capabilities and providing a competitive advantage over these companies.

Specialized Skills and Knowledge

The Corporation believes its success is largely dependant on the performance of its management and key employees, many of who have specialized knowledge and skills related to oil and gas operations. The Corporation believes that it has adequate personnel with the specialized skills required to successfully carry out its operations.

Seasonality

Oil and gas activity can be affected by local weather patterns. Oil deliveries are usually slower for the Corporation’s operations in Argentina between November and February due to rainy season weather that can affect the passability of local roads. Drilling operations in the Noroeste basin in that time period may also be impracticable in certain areas as the ability to transport equipment could be affected by heavy rain.

Colombia is also subject to a rainy season, in April/May and October/November. However, the Corporation’s operations are not generally affected by this, as there are high quality roads and facilities in these areas.

Employees

At December 31, 2007, the Corporation had 128 full-time employees — 10 located in the Calgary corporate office, 28 in Argentina (15 office staff in Buenos Aires and 13 field personnel) and 88 in Colombia (24 staff in Bogota and 64 field personnel). None of the employees are represented by labor unions, and the Corporation considers its employee relations to be good.

Environmental Compliance

The Corporation’s activities are subject to existing laws and regulations governing environmental quality and pollution control in the foreign countries where the Corporation maintains operations. Activities with respect to exploration, drilling and production from wells, facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing crude oil and other products, are subject to stringent environmental regulation by provincial and federal authorities in Colombia, Argentina and Peru. Such regulations relate to environmental impact studies, permissible levels of air and water emissions, control of hazardous wastes, construction of facilities, recycling requirements, reclamation standards, among others. Risks are inherent in oil and gas exploration, development and production operations, and no assurance can be given that significant costs and liabilities will not be incurred in connection with environmental compliance issues. There can be no assurance that all licenses and permits which may be required to carry out exploration, production and development activities will be obtainable on reasonable terms or on a timely basis, or that such laws and regulations would not have an adverse effect on any project that the Corporation may wish to undertake.

In 2007, the Corporation experienced a limited number of environmental incidents and enacted many environmental initiatives described in further detail below.

In Colombia, water contamination issues on the Santana block were resolved, and passed government inspection on December 6, 2007. The Corporation also dealt with three minor incidents on the Santana block, which caused spilled oil and ground water contamination and a loss to Gran Tierra Energy of approximately 220 barrels of oil. The Corporation’s pipeline from Miraflor to Santana had several incidents of theft which resulted in minor environmental damage, which was cleaned up and remediated by the Corporation. The pipeline incidents caused a loss of approximately 4,166 barrels of oil, net to the Corporation. The total cost to Gran Tierra Energy of these incidents was approximately $310,000.

In Argentina, one spill occurred of 115 barrels of diesel caused by operator error at the El Vinalar field loading station. The affected area was cleaned, contaminated soil removed and a retaining wall erected around the loading point.

Initiatives enacted in 2007 included implementation of the Corporation’s Corporate Health, Safety and Environment Management System and Environmental Best Practices. There is an Environmental risk management program in place as well as a waste management system. Air and water testing occur regularly, and environmental contingency plans have been prepared for all sites and ground transportation of crude oil. The Corporation conducted an internal audit of environmental procedures in December 2007.

In Peru, the Corporation will conduct an Environmental Impact Assessment or EIA on each block. The costs for 2008 for these EIAs are expected to be approximately $250,000 each.

The Corporation will continue to comply with all environmental and pollution control laws and regulations in Colombia, Argentina and Peru. The Corporation plans to continue enacting environmental, health and safety initiatives in order to minimize environmental impact and expenses. The Corporation also plans to continue and improve internal audit procedures and practices in order to monitor current performance and search for improvement.

The cost of compliance with Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment with respect to the remainder of the Gran Tierra Energy’s operations is not expected to be material to the Corporation.

Social and Community Initiatives

The Corporation has initiated and maintained a program of social and community investment in the areas in which the Corporation operates.

The Corporation sources labour, services and goods from the local communities wherever possible in order to contribute to the employment and local economies in the operating areas of the Corporation.

Colombia

All Corporation projects, including drilling wells, seismic acquisition, and development and production activities, include a component for community involvement projects. The Corporation works with community agencies such as city halls, community action boards and indigenous reservations in the Corporation’s areas of influence to determine which projects will be funded. The Corporation also conducts regular communication and follows up with communities in the areas the Corporation operates to ensure that Gran Tierra Energy operations are not negatively affecting local communities.

In 2007, the Corporation constructed, maintained, or improved several local roads to improve access for local communities. The Corporation also participated in several educational initiatives and educational infrastructure projects, including paying tuition and providing school supplies to all levels of schools (primary, secondary and post-secondary); constructing several school cafeterias; and participation in two other construction projects on educational facilities. The Corporation supports approximately 30 agricultural projects relating to raising livestock and cultivating local crops. The Corporation supports local cultural activities through providing legal counseling to a local indigenous association and assisting in reservation construction projects. Finally, the Corporation has partnerships with two local aid organizations through which the Corporation participates in a number of local environmental and agricultural projects.

Argentina

In 2007 the Corporation undertook various community projects in Argentina. The Corporation assisted an indigenous community near the Chivil operating area with food, clothing and construction and repair to buildings for a school and first aid. The Corporation partnered with the organization Voces y Eco (Voices and Echoes) to print and distribute educational materials in Salta Province. The Corporation also assisted the Centre de Atencion Familiar (Centre for Family Attention) in Ciudad Evita in Buenos Aires Province with providing clothing for the people aided by the centre.

RISK FACTORS

 The business of exploring for, developing and producing oil and natural gas reserves is inherently risky. Gran Tierra Energy will face numerous and varied risks which may prevent the Corporation from achieving its goals.

Limited Operating History: As an oil and gas exploration and development company, which commenced operations in 2005, Gran Tierra Energy has a limited operating history, and therefore it is difficult for potential investors to evaluate the business. Operations are subject to all of the risks frequently encountered in the development of any new business, including control of expenses and other difficulties, complications and delays, as well as those risks that are specific to the oil and gas industry. Investors should evaluate the Corporation in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets and operations in new countries. The Corporation may never overcome these obstacles. The accumulated deficit as of December 31, 2007 is $16.5 million.

Gran Tierra Energy’s business is speculative and dependent upon the implementation of the business plan and the ability to enter into agreements with third parties for the rights to exploit potential oil and gas reserves on terms that will be commercially viable for the Corporation. If the Corporation is unable to do so, or unable to do so at the level intended, then it may never attain profitability.

Operational Risk: If the Corporation’s operations in South America are disrupted and/or the economic integrity of these projects is threatened for unexpected reasons, business may experience a setback. These unexpected events may be due to technical difficulties, operational difficulties which impact the production, transport or sale of products, geographic and weather conditions, business reasons or otherwise. Because Gran Tierra Energy is at the early stages of development, the Corporation is particularly vulnerable to these events. Prolonged problems may threaten the commercial viability of operations. Moreover, the occurrence of significant unforeseen conditions or events in connection with the acquisition of operations in South America may cause the Corporation to question the thoroughness of its due diligence and planning process which occurred before the acquisitions, and may cause Gran Tierra Energy to reevaluate the business model and the viability of the Corporation’s contemplated business. Such actions and analysis may cause the Corporation to delay development efforts and to miss out on opportunities to expand operations.

Ability to Obtain Development Rights: Gran Tierra Energy’s business plan focuses on international exploration and production opportunities, initially in South America and later in other parts of the world. Thus far, the Corporation has acquired interests for exploration and development in eight properties in Argentina, nine properties in Colombia and two properties in Peru. In the event that the Corporation does not succeed in negotiating additional property acquisitions, future prospects will likely be substantially limited, and the Corporation’s financial condition and results of operations may deteriorate.

Exploration Risk: Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Gran Tierra Energy’s exploration expenditures may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. If exploration costs exceed estimates, or if exploration efforts do not produce results which meet expectations, exploration efforts may not be commercially successful, which could adversely impact the ability to generate revenues from operations.

Development Risk: To the extent that the Corporation succeeds in discovering oil and/or natural gas, reserves may not be capable of production levels projected or in sufficient quantities to be commercially viable. On a long-term basis, the Corporation’s viability depends on the ability to find or acquire, develop and commercially produce additional oil and gas reserves. Without the addition of reserves through exploration, acquisition or development activities, reserves and production will decline over time as reserves are produced. Future reserves will depend not only on the ability to develop then-existing properties, but also on the ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas developed and to effectively distribute production into markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While Gran Tierra Energy will endeavor to effectively manage these conditions, the Corporation may not be able to do so optimally, and will not be able to eliminate them completely in any case. Therefore, these conditions could diminish revenue and cash flow levels and result in the impairment of oil and natural gas interests.

Lack of Diversification: Gran Tierra Energy’s business will focus on the oil and gas industry in a limited number of properties, initially in Argentina, Colombia and Peru, with the intention of expanding elsewhere into other countries. Larger companies have the ability to manage their risk by diversification. However, Gran Tierra Energy will lack diversification, in terms of both the nature and geographic scope of business. As a result, factors affecting the oil and gas industry or the regions in which the Corporation operates will likely impact the Corporation more acutely than if its business were more diversified.

Strategic Relationships: The ability to successfully bid on and acquire additional properties, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements will depend on developing and maintaining effective working relationships with industry participants and on the Corporation’s ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair Gran Tierra Energy’s ability to grow.

To develop Gran Tierra Energy’s business, the Corporation will endeavor to use the business relationships of management and the Board to enter into strategic relationships, which may take the form of joint ventures with other private parties or with local government bodies, or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that will be used in the Corporation’s business. The Corporation may not be able to establish these strategic relationships, or if established, may not be able to maintain them. In addition, the dynamics of these relationships with strategic partners may require the Corporation to incur expenses or undertake activities it would not otherwise be inclined to in order to fulfill any obligations to these partners or maintain relationships. If strategic relationships are not established or maintained, business prospects may be limited, which could diminish the Corporation’s ability to conduct operations.

Competition for Exploration and Development Rights: The oil and gas industry is highly competitive. Other oil and gas companies will compete with Gran Tierra Energy by bidding for exploration and production licenses and other properties and services needed to operate the Corporation’s business in the countries in which the Corporation expects to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in the same line of business may compete with the Corporation from time to time in obtaining capital from investors. Competitors include larger, foreign owned companies, which, in particular, may have access to greater resources than Gran Tierra Energy, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.

Reserve Replacement: Future success depends on the ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, development or acquisition activities, reserves and production will decline. The Corporation may not be able to find, develop or acquire additional reserves at acceptable costs.

Reserve Estimates: Gran Tierra Energy will make estimates of oil and natural gas reserves, upon which the Corporation will base financial projections. The Corporation will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of reserve estimates relies in part on the ability of the management team, engineers and other advisors to make accurate assumptions. Economic factors beyond the Corporation’s control, such as interest rates and exchange rates, will also impact the value of reserves. The process of estimating oil and gas reserves is complex, and will require the Corporation to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated. If actual production results vary substantially from reserve estimates, this could materially reduce revenues and result in the impairment of oil and natural gas interests.

Price Volatility: Gran Tierra Energy follows the full cost method of accounting for oil and gas properties. A separate cost center is maintained for expenditures applicable to each country in which the Corporation conducts exploration and/or production activities. Under this method, the net book value of properties on a country-by-country basis, less related deferred income taxes, may not exceed a calculated “ceiling”. The ceiling is the estimated after tax future net revenues from proved oil and gas properties, discounted at 10% per year. In calculating discounted future net revenues, oil and natural gas prices in effect at the time of the calculation are held constant, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly basis. The excess, if any, of the net book value above the ceiling is required to be written off as an expense. Under SEC full cost accounting rules, any write-off recorded may not be reversed even if higher oil and natural gas prices increase the ceiling applicable to future periods. Future price decreases could result in reductions in the carrying value of such assets and an equivalent charge to earnings.

Financing Requirements: Gran Tierra Energy expects that cash balances and cash flow from operations and existing credit facility will be sufficient only to provide a limited amount of working capital, and the revenues generated from the properties in Argentina and Colombia will be sufficient only to fund currently planned operations. The Corporation will require additional capital to continue to operate the business beyond currently planned activities and to expand exploration and development programs to additional properties. The Corporation may be unable to obtain additional capital required. Furthermore, inability to obtain capital may damage Gran Tierra Energy’s reputation and credibility with industry participants in the event previously announced transactions cannot be closed.

When such additional capital is required the Corporation plans to pursue sources of such capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. The Corporation may not be successful in locating suitable financing transactions in the time period required or at all, and may not obtain the capital required by other means. If Gran Tierra Energy does succeed in raising additional capital, future financings are likely to be dilutive to stockholders, as additional shares of common stock or other equity will most likely be issued to investors in future financing transactions. In addition, debt and other mezzanine financing may involve a pledge of assets and may be senior to interests of equity holders. The Corporation may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. The Corporation may also be required to recognize non-cash expenses in connection with certain securities that may be issued, such as convertibles and warrants, which will adversely impact financial condition.

The ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), the Corporation’s status as a new enterprise with a limited history, the location of Gran Tierra Energy’s oil and natural gas properties in South America and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decrease, then revenues will likely decrease, and such decreased revenues may increase the requirements for capital. Some of the contractual arrangements governing the Corporation’s exploration activity may require commitment to certain capital expenditures, and the Corporation may lose contract rights if it does not have the required capital to fulfill these commitments. If the amount of capital raised from financing activities, together with cash flow from operations, is not sufficient to satisfy capital needs (even to the extent that operations are reduced), Gran Tierra Energy may be required to cease operations.

Drilling Risks: There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills. The occurrence of any of these events could significantly reduce revenues or cause substantial losses, impairing future operating results. The Corporation may become subject to liability for pollution, blow-outs or other hazards. Gran Tierra Energy will obtain insurance with respect to these hazards, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to the Corporation or could, in an extreme case, result in a total loss of properties and assets. Moreover, the Corporation may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning Costs: Gran Tierra Energy may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which are used for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” The Corporation has determined that a significant reserve account is not required for these potential costs in respect of any of the current properties or facilities at this time but if decommissioning is required before economic depletion of the properties or if estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, The Corporation may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair the ability to focus capital investment in other areas of the business.

Facilities: Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and access to these facilities may be limited. To the extent that operations are conducted in remote areas, needed facilities may not be proximate to operations, which will increase expenses. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to Gran Tierra Energy and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and the Corporation may be required to make efforts to standardize facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair activities, either by delaying activities, increasing costs or otherwise.

Non-Operated Joint Ventures: If the Corporation fails to make the cash calls required by joint ventures, it may be required to forfeit the related interests in these joint ventures, which could substantially affect the implementation of the Corporation’s business strategy. In the future periodic cash calls will be required in connection with the Corporation’s operated and non-operated joint ventures, or Gran Tierra Energy may be required to place funds in escrow to secure obligations related to joint venture activity. If the Corporation fails to make the cash calls required in connection with the joint ventures, whether because of cash constraints or otherwise, the Corporation will be subject to certain penalties and eventually would be required to forfeit the interest in the joint venture.

Also, the Corporation does not have a direct control over non-operated joint ventures. When participating in decisions as a joint venture partner, the Corporation must rely on the operator’s disclosure for all decisions. Furthermore, the operator is responsible for the day to day operations of the joint venture including technical operations, safety, environmental compliance, relationships with governments and vendors. As Gran Tierra Energy does not have full control over the activities of non-operated joint ventures, results of operations for those ventures are dependent upon the efforts of the operating partner.

Growth Management: Gran Tierra Energy’s strategy envisions expanding the business. If the Corporation fails to effectively manage growth, financial results could be adversely affected. Growth may place a strain on management systems and resources. The Corporation must continue to refine and expand business development capabilities, systems and processes and access to financing sources. As Gran Tierra Energy grows, it must continue to hire, train, supervise and manage new employees. The Corporation may not be able to:

•	expand systems effectively or efficiently or in a timely manner
•	allocate human resources optimally;
•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business that may be acquired in the effort to achieve growth.

If the Corporation is unable to manage growth and operations the financial results could be adversely affected by inefficiency, which could diminish profitability.

Attracting and Retaining Talented Personnel: Gran Tierra Energy’s success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of management and other personnel in conducting the business of Gran Tierra Energy. There is a small management team and the loss of any of these individuals or the inability to attract suitably qualified staff could materially adversely impact the business. The Corporation may also experience difficulties in certain jurisdictions in efforts to obtain suitably qualified staff and retaining staff who are willing to work in that jurisdiction. The Corporation does not currently carry life insurance for key employees.

Gran Tierra Energy’s success depends on the ability of management and employees to interpret market and geological data successfully and to interpret and respond to economic, market and other business conditions in order to locate and adopt appropriate investment opportunities, monitor such investments and ultimately, if required, successfully divest such investments. Further, key personnel may not continue their association or employment with Gran Tierra Energy and the Corporation may not be able to find replacement personnel with comparable skills. The Corporation has sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If the Corporation is unable to attract and retain key personnel, business may be adversely affected.

Marketing and Distribution: To sell the oil and natural gas produced, Gran Tierra Energy has to make arrangements for storage and distribution to the market. The Corporation relies on local infrastructure and the availability of transportation for storage and shipment of products, but infrastructure development and storage and transportation facilities may be insufficient for the Corporation’s needs at commercially acceptable terms in the localities in which the Corporation operates. This could be particularly problematic to the extent that operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. In certain areas, there may be only one gathering system, trucking company or pipeline, and, if so, the ability to market production would be subject to their reliability and operations. These factors may affect the ability to explore and develop properties and to store and transport oil and gas production and may increase expenses.

Furthermore, future instability in one or more of the countries in which the Corporation will operate, weather conditions or natural disasters, actions by companies doing business in those countries, labour disputes or actions taken by the international community may impair the distribution of oil and/or natural gas and in turn diminish the Corporation’s financial condition or ability to maintain operations.

Dependence on a Small Customer Base: The entire Argentine domestic refining market is small and export opportunities are limited by available infrastructure. As a result, oil sales in Argentina will depend on a relatively small group of customers, and currently, on just one customer in the area of activity in the country, and one customer further south in Argentina to which a small amount of oil is shipped. During 2007, all of the Corporation’s production in Argentina was sold to Refiner S.A. The lack of competition in this market could result in unfavourable sales terms which, in turn, could adversely affect financial results. Currently all operators in Argentina are operating without sales contracts. The Corporation cannot provide any certainty as to when the situation will be resolved or what the final outcome will be.

Oil sales in Colombia are made to Ecopetrol. While oil prices in Colombia are related to international market prices, lack of competition for sales of oil may diminish prices and depress financial results.

Natural Disasters and Weather-Related Risks: Gran Tierra Energy is subject to operating hazards normally associated with the exploration and production of oil and gas, including blowouts, explosions, oil spills, cratering, pollution, earthquakes, hurricanes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to the Corporation due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties.

As the majority of current oil production in Argentina is trucked to a local refinery, sales of oil can be delayed by adverse weather and road conditions, particularly during the months November through February when the area is subject to periods of heavy rain and flooding. While storage facilities are designed to accommodate ordinary disruptions without curtailing production, delayed sales will delay revenues and may adversely impact the working capital position in Argentina. Furthermore, a prolonged disruption in oil deliveries could exceed storage capacities and shut-in production, which could have a negative impact on future production capability.

The majority of oil in Colombia is delivered by a single pipeline to Ecopetrol and sales of oil could be disrupted by damage to this pipeline. Oil from the new discoveries at Costayaco-1 and Juanumbu-1 is trucked a short distance to the entry point of the pipeline, and adverse weather conditions and security issues can cause delays in trucking. Once delivered to Ecopetrol, all of the Corporation’s current oil production in Colombia is transported by an export pipeline which provides the only access to markets for Gran Tierra Energy’s oil. Without other transportation alternatives, sales of oil could be disrupted by landslides or other natural events which impact this pipeline.

Price Volatility: Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond the Corporation’s control. World prices for oil and natural gas have fluctuated widely in recent years. The average price for WTI in 2000 was $30 per barrel. In 2006, it was $66 per barrel and in 2007 it was $72 per barrel. It is expected that prices will fluctuate in the future. Price fluctuations will have a significant impact upon revenue, the return from oil and gas reserves and on financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Although during 2007 market prices for oil and natural gas have remained at high levels, these prices may not remain at current levels. Furthermore, prices which Gran Tierra Energy receives for oil sales, while based on international oil prices, are established by contract with purchasers with prescribed deductions for transportation and quality differences. These differentials can change over time and have a detrimental impact on realized prices. Future decreases in the prices of oil and natural gas may have a material adverse effect on financial condition, the future results of operations and quantities of reserves recoverable on an economic basis.

In addition, oil and natural gas prices in Argentina are effectively regulated and as a result are substantially lower than those received in North America. Oil prices in Colombia are related to international market prices, but adjustments that are defined by contract with Ecopetrol, the purchaser of all oil that the Corporation produces in Colombia, may cause realized prices to be lower than those received in North America.

Foreign Operations: The oil and gas industry in South America is not as efficient or developed as the oil and gas industry in North America. As a result, exploration and development activities may take longer to complete and may be more expensive than similar operations in North America. The availability of technical expertise, specific equipment and supplies may be more limited than in North America. The Corporation expects that such factors will subject international operations to economic and operating risks that may not be experienced in North American operations

Argentine Economic, Political and Regulatory Environment: The Argentine economy has experienced volatility in recent decades. This volatility has included periods of low or negative growth and variable levels of inflation. Inflation was at its peak in the 1980’s and early 1990’s. In late-2001 there was a deep fiscal crisis in Argentina involving restrictions on banking transactions, imposition of exchange controls, suspension of payment of Argentina’s public debt and abrogation of the one-to one peg of the peso to the dollar. For the next year, Argentina experienced contractions in economic growth, increasing inflation and a volatile exchange rate. Currently, GDP is growing, inflation is normalized, and public finances are strengthened. However, there is no guarantee of economic stability. Any de-stabilization may seriously impact the economic viability of operations in the country or restrict the movement of cash into and out of the country, which would impair current activity and constrain growth in the country.

The crude oil and natural gas industry in Argentina is subject to extensive regulation including land tenure, exploration, development, production, refining, transportation, and marketing, imposed by legislation enacted by various levels of government and with respect to pricing and taxation of crude oil and natural gas by agreements among the federal and provincial governments, all of which are subject to change and could have a material impact on the Corporation’s business in Argentina. The Federal Government of Argentina has implemented controls for domestic fuel prices and has placed a tax on crude oil and natural gas exports.

Any future regulations that limit the amount of oil and gas that the Corporation could sell or any regulations that limit price increases in Argentina, such as the changed tax regime described under Markets and Customers, and elsewhere could severely limit revenue and affect results of operations.

United States Relations with Colombia: Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although Colombia has received a current certification, there can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The failure to receive certification or a national interest waiver may result in any of the following:

•	all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended,

•	the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia,

•	United States representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes, and

•	the President of the United States and Congress would retain the right to apply future trade sanctions.

 Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with operations there. Any changes in the holders of significant government offices could have adverse consequences on Gran Tierra Energy’s relationship with the Colombian national oil company and the Colombian government’s ability to control guerrilla activities and could exacerbate the factors relating to the Corporation’s foreign operations. Any sanctions imposed on Colombia by the United States government could threaten Gran Tierra Energy’s ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against the Corporation, including by nationalizing Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss and a decrease in the price of the Corporation’s common stock. There can be no assurance that the United States will not impose sanctions on Colombia in the future, nor can the effect in Colombia that these sanctions might cause be predicted.

Security in Colombia: A 40-year armed conflict between government forces and anti-government insurgent groups and illegal paramilitary groups - both funded by the drug trade - continues in Colombia. Insurgents continue to attack civilians and violent guerilla activity continues in many parts of the country.

Gran Tierra Energy, through the acquisition of Argosy, has interests in two regions of Colombia - in the Middle Magdalena and Putumayo regions. The Putumayo region has been prone to guerilla activity in the past. In 1989, Argosy’s facilities in one field were attacked by guerillas and operations were briefly disrupted. Pipelines have also been targets, including the Trans-Andean export pipeline which transports oil from the Putumayo region.  In addition, in March and April 2008, two of the Ecopetrol pipelines were damaged by guerillas. Gran Tierra Energy had to reduce production and deliveries to Ecopetrol during April while Ecopetrol completed repairs to their pipeline. These pipelines have now been repaired and deliveries have been restored to previous levels.

There can be no assurance that continuing attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt operations in the future. There can also be no assurance that the Corporation can maintain the safety of operations and personnel in Colombia or that this violence will not affect operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss.

Operating Expenses: Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues derived from oil and gas produced. These costs are subject to fluctuations and variation in different locales in which the Corporation operates, and the Corporation may not be able to predict or control these costs. If these costs exceed expectations, this may adversely affect results of operations. In addition, Gran Tierra Energy may not be able to earn net revenue at predicted levels, which may impact the ability to satisfy any obligations.

Penalties: Gran Tierra Energy’s exploration, development, production and marketing operations are regulated extensively under foreign, federal, state and local laws and regulations. Under these laws and regulations, the Corporation could be held liable for personal injuries, property damage, site clean-up and restoration obligations or costs and other damages and liabilities. The Corporation may also be required to take corrective actions, such as installing additional safety or environmental equipment, which could require significant capital expenditures. Failure to comply with these laws and regulations may also result in the suspension or termination of operations and subject the Corporation to administrative, civil and criminal penalties, including the assessment of natural resource damages. Gran Tierra Energy could be required to indemnify employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result of these laws and regulations, future business prospects could deteriorate and profitability could be impaired by costs of compliance, remedy or indemnification of employees, reducing profitability.

Environmental Risks: All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner that may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require the Corporation to incur costs to remedy such discharge. The application of environmental laws to Gran Tierra Energy’s business may cause us to curtail production or increase the costs of production, development or exploration activities.

Insurance: Involvement in the exploration for and development of oil and natural gas properties may result in Gran Tierra Energy becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although the Corporation will obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, the Corporation may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce funds available. If Gran Tierra Energy suffers a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, the Corporation could be required to divert funds from capital investment or other uses towards covering the liability for such events.

Local Legal, Political and Economic Factors: Gran Tierra Energy expects to operate the business in Argentina, Colombia and Peru, and to expand operations into other countries in the world. Exploration and production operations in foreign countries are subject to legal, political and economic uncertainties, including terrorism, military repression, interference with private contract rights (such as privatization), extreme fluctuations in currency exchange rates, high rates of inflation, exchange controls, changes in tax rates and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, as well as restrictions imposed on the oil and natural gas industry, such as restrictions on production, price controls and export controls. Central and South America have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment, including the imposition of additional taxes. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any changes in oil and gas or investment regulations and policies or a shift in political attitudes in Argentina, Colombia, Peru or other countries in which the Corporation intends to operate are beyond the Corporation’s control and may significantly hamper the ability to expand operations or operate the business at a profit.

For instance, changes in laws in the jurisdiction in which Gran Tierra Energy operates or expands into with the effect of favouring local enterprises, changes in political views regarding the exploitation of natural resources and economic pressures may make it more difficult to negotiate agreements on favorable terms, obtain required licenses, comply with regulations or effectively adapt to adverse economic changes, such as increased taxes, higher costs, inflationary pressure and currency fluctuations.

Local Legal and Regulatory Systems: Gran Tierra Energy is a company organized under the laws of the State of Nevada and are subject to United States laws and regulations. The jurisdictions in which the Corporation operates exploration, development and production activities may have different or less developed legal systems than the United States, which may result in risks such as:

•	effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or, in an ownership dispute, being more difficult to obtain;

•	a higher degree of discretion on the part of governmental authorities;

•	the lack of judicial or administrative guidance on interpreting applicable rules and regulations;

•	inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and

•	relative inexperience of the judiciary and courts in such matters.

In certain jurisdictions the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to licenses and agreements for business. These licenses and agreements may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. Property right transfers, joint ventures, licenses, license applications or other legal arrangements pursuant to which the Corporation operates may be adversely affected by the actions of government authorities and the effectiveness of and enforcement of rights under such arrangements in these jurisdictions may be impaired.

Licenses and Permits: Gran Tierra Energy is subject to licensing and permitting requirements relating to drilling for oil and natural gas. The Corporation may not be able to obtain, sustain or renew such licenses. Regulations and policies relating to these licenses and permits may change or be implemented in a way that is not currently anticipated. These licenses and permits are subject to numerous requirements, including compliance with the environmental regulations of the local governments. As Gran Tierra Energy is not the operator of all the current joint ventures, the Corporation may rely on the operator to obtain all necessary permits and licenses. If the Corporation fails to comply with these requirements, it could be prevented from drilling for oil and natural gas, and could be subject to civil or criminal liability or fines. Revocation or suspension of environmental and operating permits could have a material adverse effect on business, financial condition and results of operations.

Challenges to Properties: Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While the Corporation intends to make appropriate inquiries into the title of properties and other development rights acquired, title defects may exist. In addition, Gran Tierra Energy may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that the Corporation may lose all or a portion of the right, title and interest in and to the properties to which the title defects relate.

Furthermore, applicable governments may revoke or unfavourably alter the conditions of exploration and development authorizations procured, or third parties may challenge any exploration and development authorizations procured. Such rights or additional rights the Corporation applies for may not be granted or renewed on satisfactory terms.

If Gran Tierra Energy’s property rights are reduced, whether by governmental action or third party challenges, the ability to conduct exploration, development and production may be impaired.

Foreign Currency Exchange Rate Fluctuation: Gran Tierra Energy expects to sell oil and natural gas production under agreements that will be denominated in United States dollars and foreign currencies. Many of the operational and other expenses incurred will be paid in the local currency of the country containing the operations. The Corporation’s production is primarily invoiced in United States dollars, but payment is also made in Argentine and Colombian pesos, at the then-current exchange rate. As a result, the Corporation is exposed to translation risk when local currency financial statements are translated to United States dollars, Gran Tierra Energy’s functional currency. Since operations began in Argentina (September 1, 2005), the rate of exchange between the Argentine peso and US dollar has varied between 2.89 pesos to one US dollar to 3.23 pesos to the US dollar, a fluctuation of approximately 11%. Exchange rates between the Colombian peso and US dollar have varied between 2,303 pesos to one US dollar to 2,014 pesos to one US dollar since September 1, 2005, a fluctuation of approximately 13%. As currency exchange rates fluctuate, translation of the statements of income of international businesses into United States dollars will affect comparability of revenues and expenses between periods.

Exchange Controls: Foreign operations may require funding if their cash requirements exceed operating cash flow. To the extent that funding is required, there may be exchange controls limiting such funding or adverse tax consequences associated with such funding. In addition, taxes and exchange controls may affect the dividends received from foreign subsidiaries.
 Exchange controls may prevent transferring funds abroad. For example, the Argentine government has imposed a number of monetary and currency exchange control measures that include restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions approved by the Argentine Central Bank. The Central Bank may require prior authorization and may or may not grant such authorization for the Argentine subsidiary to make dividend payments to the Corporation and there may be a tax imposed with respect to the expatriation of the proceeds from foreign subsidiaries.

Technology: Gran Tierra Energy relies on technology, including geographic and seismic analysis techniques and economic models, to develop reserve estimates and to guide exploration and development and production activities. The Corporation will be required to continually enhance and update its technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that are anticipated for technology maintenance and development. If the Corporation is unable to maintain the efficacy of the technology, the ability to manage the business and to compete may be impaired. Further, even if technical effectiveness is maintained, the technology may not be the most efficient means of reaching objectives, in which case higher operating costs may be incurred than if the technology was more efficient.

Predecessor Business: Before the share exchange transaction between Goldstrike and Gran Tierra Canada, Goldstrike’s business involved mineral exploration, with a view towards development and production of mineral assets, including ownership of 32 mineral claim units in a property in the Province of British Columbia and the exploration of this property. Gran Tierra Energy has determined not to pursue this line of business following the share exchange, but could still be subject to claims arising from the former Goldstrike business. These claims may arise from Goldstrike’s operating activities (such as employee and labor matters), financing and credit arrangements or other commercial transactions. While no claims are pending and the Corporation has no actual knowledge of any threatened claims, it is possible that third parties may seek to make claims against Gran Tierra Energy based on Goldstrike’s former business operations. Even if such asserted claims were without merit and the Corporation was ultimately found to have no liability for such claims, the defense costs and the distraction of management’s attention may harm the growth and profitability of the current business. While the relevant definitive agreements executed in connection with the share exchange provide indemnities to Gran Tierra Energy for liabilities arising from the prior business activities of Goldstrike, these indemnities may not be sufficient to fully protect the Corporation from all costs and expenses.

Maintenance and Improvement of Internal Controls: Gran Tierra Energy is subject to the requirements of the Securities Exchange Act of 1934, or the Exchange Act, including the requirements of the Sarbanes-Oxley Act of 2002. The requirements of these rules and regulations have increased, and are expected to continue to increase, legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that effective disclosure controls and procedures and internal control over financial reporting are maintained. This can be difficult to do. As a result of this and similar activities, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the business, financial condition and results of operations.

Material Weakness in Internal Controls over Financial Reporting: As a publicly-traded company, Gran Tierra Energy must maintain disclosure controls and procedures and internal control over financial reporting. Management determined that there is a material weakness in the internal control over financial reporting as of December 31, 2007, relating to the accounting for changes in accounts payable and accrued liability balances in the statements of cash flow. As a result of this material weaknesses in internal control over financial reporting, material misstatements existed in the statements of cash flow for the years ended December 31, 2007 and 2006, and in the interim financial statements in 2007.

To improve and to maintain the effectiveness of internal control over financial reporting and disclosure controls and procedures, significant resources and management oversight may be required. As a result of this and similar activities, management's attention may be diverted from other business concerns, which could have a material adverse effect on the business, financial condition and results of operations. If Gran Tierra Energy is unable to remediate the material weakness, or in the future reports one or more additional material weaknesses, there is a possibility that this could result in a restatement of the Corporation’s financial statements or impact the ability to accurately report financial information on a timely basis, which could adversely affect the Corporation’s stock price. Further, the presence of one or more material weaknesses could cause Gran Tierra Energy to not be able to timely file periodic reports with the SEC, which could also result in law suits or diversion of management’s attention to the business.

Maintain Effective U.S. Registration Statements: Gran Tierra Energy is required to file Post Effective Amendments to registration statements periodically in accordance with the Registration Rights Agreements for the 2005 and 2006 private placements of units. As a result of the restatement of the Corporation’s financial statements, Gran Tierra Energy will be required to amend all three registration statements. Amending and keeping these registration statements effective is costly and diverts management’s attention from running the business.

Volatility of Market for Gran Tierra Shares: The market price of Gran Tierra Shares may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond the Corporation’s control, including:

•
dilution caused by issuance of additional Gran Tierra Shares and other forms of equity securities, which the Corporation expects to make in connection with future capital financings to fund operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by competitors;

•	fluctuations in revenue from the oil and natural gas business as new reserves come to market;

•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels; and

•	changes in the social, political and/or legal climate in the regions in which the Corporation operates.

 In addition, the market price of Gran Tierra Shares could be subject to wide fluctuations in response to:

•	quarterly variations in revenues and operating expenses;

•	changes in the valuation of similarly situated companies, both in the oil and gas industry and in other industries;

•	changes in analysts’ estimates affecting the Corporation, competitors and/or the industry;

•	changes in the accounting methods used in or otherwise affecting the industry;

•	additions and departures of key personnel;

•	announcements of technological innovations or new products available to the oil and natural gas industry;

•	announcements by relevant governments pertaining to incentives for alternative energy development programs

•	fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

•	significant sales of the Corporation’s common stock, including sales by future investors in future offerings which may be made to raise additional capital.

These and other factors are largely beyond the Corporation’s control, and the impact of these risks, singularly or in the aggregate, may result in material adverse changes to the market price of the Corporation’s common stock and/or results of operations and financial condition.

Fluctuations in Operating Results can cause Stock Price Decline: Gran Tierra Energy’s operating results will likely vary in the future primarily from fluctuations in revenues and operating expenses, including the ability to produce the oil and natural gas reserves that are developed, expenses that are incurred, the prices of oil and natural gas in the commodities markets and other factors. If the results of operations do not meet the expectations of current or potential investors, the price of Gran Tierra Shares may decline.

Dividends: Gran Tierra Energy does not intend to declare dividends for the foreseeable future, as the Corporation anticipates that any future earnings will be re-invested in the development and growth of the business. Therefore, investors will not receive any funds unless they sell their Gran Tierra Shares, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in Gran Tierra Shares.

STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION

Notes and Definitions

The determination of oil and gas reserves involves the preparation of estimates that have an inherent degree of associated uncertainty. Categories of proved, probable and possible reserves have been established to reflect the level of these uncertainties and to provide an indication of the probability of recovery.

The estimation and classification of reserves requires the application of professional judgment combined with geological and engineering knowledge to assess whether or not specific reserves classification criteria have been satisfied. Knowledge of concepts including uncertainty and risk, probability and statistics, and deterministic and probabilistic estimation methods is required to properly use and apply reserves definitions.

The following terms, used in the preparation of the GCA Reports (as defined in Part 1) and this section of the document have the following meanings:

“Associated gas” means the gas cap overlying a crude oil accumulation in a reservoir.

“Constant prices and costs” means prices and costs used in an estimate that are:

(a)	the Corporation’s prices and costs as at the effective date of the estimation, held constant throughout the estimated lives of the properties to which the estimate applies;

(b)
if, and only to the extent that, there are fixed or presently determinable future prices or costs to which the Corporation is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (a).

For the purpose of paragraph (a), the Corporation’s prices will be the posted price for oil and the spot price for gas, after historical adjustments for transportation, gravity and other factors.

“Crude oil” or “Oil” means a mixture that consists mainly of pentanes and heavier hydrocarbons, which may contain sulphur and other non-hydrocarbon compounds, that is recoverable at a well from an underground reservoir and that is liquid at the conditions under which its volume is measured or estimated. It does not include solution gas or natural gas liquids.

“Developed Producing” reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

“Developed Non-Producing” reserves are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

“Development costs” means costs incurred to obtain access to reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas from the reserves. More specifically, development costs, including applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(a)
gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines and power lines, to the extent necessary in developing the reserves;

(b)
drill and equip development wells, development type stratigraphic test wells and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment and the wellhead assembly;

(c)
acquire, construct and install production facilities such as flow lines, separators, treaters, heaters, manifolds, measuring devices and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and

(d)	provide improved recovery systems.

“Development well” means a well drilled inside the established limits of an oil or gas reservoir, or in close proximity to the edge of the reservoir, to the depth of a stratigraphic horizon known to be productive.

“Exploration costs” means costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain oil and gas reserves, including costs of drilling exploratory wells and exploratory type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as “prospecting costs”) and after acquiring the property. Exploration costs, which include applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(a)
costs of topographical, geochemical, geological and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews and others conducting those studies (collectively sometimes referred to as “geological and geophysical costs”);

(b)
costs of carrying and retaining unproved properties, such as delay rentals, taxes (other than income and capital taxes) on properties, legal costs for title defense, and the maintenance of land and lease records;

(c)	dry hole contributions and bottom hole contributions;

(d)	costs of drilling and equipping exploratory wells; and

(e)	costs of drilling exploratory type stratigraphic test wells.

“Exploratory well” means a well that is not a development well, a service well or a stratigraphic test well.

“Field” means an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious strata or laterally by local geologic barriers, or both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to denote localized geological features, in contrast to broader terms such as “basin”, “trend”, “province”, “play” or “area of interest”.

“Future prices and costs” means future prices and costs that are:

(a)	generally accepted as being a reasonable outlook of the future;

(b)
if, and only to the extent that, there are fixed or presently determinable future prices or costs to which the Corporation is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (a).

“Future income tax expenses” means future income tax expenses estimated (generally, year-by-year):

(a)	making appropriate allocations of estimated unclaimed costs and losses carried forward for tax purposes, between oil and gas activities and other business activities;

(b)
applying to the future pre-tax net cash flows relating to the Corporation’s oil and gas activities the appropriate year-end statutory tax rates, taking into account future tax rates already legislated.

“Future net revenue” means the estimated net amount to be received with respect to the development and production of reserves estimated using constant prices and costs or forecast prices and costs.

“Gross” means:

(a)
in relation to the Corporation’s interest in production or reserves, its “Corporation gross reserves”, which are its working interest (operating or non-operating) share before deduction of royalties and without including any royalty interests of the Corporation;

(b)	in relation to wells, the total number of wells in which the Corporation has an interest, and

(c)	in relation to properties, the total area of properties in which the Corporation has an interest.

“Natural gas” means the lighter hydrocarbons and associated non-hydrocarbon substances occurring naturally in an underground reservoir, which under atmospheric conditions are essentially gases but which may contain natural gas liquids. Natural gas can exist in a reservoir either dissolved in crude oil (solution gas) or in a gaseous phase (associated gas or non-associated gas). Non-hydrocarbon substances may include hydrogen sulphide, carbon dioxide and nitrogen.

“Natural gas liquids” means those hydrocarbon components that can be recovered from natural gas as liquids including, but not limited to, ethane, propane, butanes, pentanes plus, condensate and small quantities of non-hydrocarbons.

“Net” means

(a)
in relation to the Corporation’s interest in production or reserves its working interest (operating or non operating) share after deduction of royalty obligations, plus its royalty interests in production or reserves;

(b)	in relation to the Corporation’s interest in wells, the number of wells obtained by aggregating the Corporation’s working interest in each of its gross wells; and

(c)	in relation to the Corporation’s interest in a property, the total area in which the Corporation has an interest multiplied by the working interest owned by the Corporation.

“Non-associated gas” means an accumulation of natural gas in a reservoir where there is no crude oil.

“Operating costs” or “production costs” means costs incurred to operate and maintain wells and related equipment and facilities, including applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities.

“Probable” reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

“Production” means recovering, gathering, treating, field or plant processing (for example, processing gas to extract natural gas liquids) and field storage of oil and gas.

“Property” includes:

(a)
fee ownership or a lease, concession, agreement, permit, license or other interest representing the right to extract oil or gas subject to such terms as may be imposed by the conveyance of that interest;

(b)	royalty interests, production payments payable in oil or gas, and other non-operating interests in properties operated by others; and

(c)
an agreement with a foreign government or authority under which a reporting issuer participates in the operation of properties or otherwise serves as “producer” of the underlying reserves (in contrast to being an independent purchaser, broker, dealer or importer).

A property does not include supply agreements, or contracts that represent a right to purchase, rather than extract, oil or gas.

“Property acquisition costs” means costs incurred to acquire a property (directly by purchase or lease or indirectly by acquiring another corporate entity with an interest in the property), including:

(a)	costs of lease bonuses and options to purchase or lease a property;

(b)	the portion of the costs applicable to hydrocarbons when land including rights to hydrocarbons is purchased in fee;

(c)	brokers’ fees, recording and registration fees, legal costs and other costs incurred in acquiring properties.

“Proved” reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

“Proved property” means a property or part of a property to which reserves have been specifically attributed.

“Reserves” are estimated remaining quantities of oil and natural gas and related substances anticipated to be economically recoverable from discovered resources, from a given date forward, based on (a) analysis of drilling, geological, geophysical, and engineering data; (b) the use of established technology; and (c) specified economic conditions, which are generally accepted as being reasonable and shall be disclosed. Reserves are classified according to the degree of certainty associated with the estimates.

“Reservoir” means a porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“Undeveloped” reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable, possible) to which they are assigned. In multi-well pools, it may be appropriate to allocate total pool reserves between the developed and undeveloped categories or to sub-divide the developed reserves for the pool between developed producing and developed non-producing. This allocation should be based on the estimator’s assessment as to the reserves that will be recorded from specific wells, facilities and completion intervals in the pool and their respective development and production status.

“Unproved property” means a property or part of a property to which no reserves have been specifically attributed.

“Well abandonment costs” means costs of abandoning a well and surface lease reclamation. They do not include costs of abandoning the gathering system, suspended wells, batteries, plants, or processing facilities.

Part 1 Date of Statement

Item 1.1 Relevant Dates

GCA was engaged by the Corporation to conduct a valuation of the Corporation’s reserves in accordance with National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI-51-101”). GCA is an independent qualified reserves auditor pursuant to NI-51-101. GCA prepared a report dated February 15, 2008, evaluating the Corporation’s oil, NGL and natural gas reserves in Argentina as at December 31, 2007. In a separate report dated February 15, 2008, GCA evaluated, as at December 31, 2007, the Corporation’s oil reserves in Colombia. The two above referenced reports are collectively referred to as the “GCA Reports”.

The tables contained in this Statement are a summary of the oil, NGL and natural gas reserves of the Corporation and the net present value of future net revenue attributable to such reserves as evaluated in the GCA Reports based on constant and forecast price and cost assumptions. The tables summarize the data contained in the GCA Reports and as a result may contain slightly different numbers than such reports due to rounding. Also due to rounding, certain columns may not add exactly.

The Corporation’s properties with assigned reserves are located in Argentina and Colombia. In addition the Corporation has interests in exploration properties in Peru.

All monetary values are expressed in U.S. dollars.

Part 2 Disclosure of Reserves Data

Item 2.1.1 Reserves Data (Forecast Prices and Costs)

	CONSOLIDATED OIL AND GAS RESERVES AT DECEMBER 31, 2007
	BASED ON FORECAST PRICES AND COSTS
	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved Developed Producing	3,642	3,095	0	0	0	0	0	0
Proved Developed Non-Producing	2,626	2,132	0	0	0	0	0	0
Proved Undeveloped	1,670	1,178	0	0	0	0	0	0
Total Proved	7,938	6,405	0	0	0	0	0	0
Total Probable	7,016	5,023	0	0	1,424	1,168	9	7
Total Proved Plus Probable	14,955	11,429	0	0	1,424	1,168	9	7
Total Possible	6,745	4,863	0	0	32,138	27,428	232	198
Total Proved Plus Probable Plus Possible	21,701	16,292	0	0	33,562	28,596	241	205

	COLOMBIA PROPERTIES AT DECEMBER 31, 2007
	OIL AND GAS RESERVES
	BASED ON FORECAST PRICES AND COSTS
	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved Developed Producing	2,529	2,119	0	0	0	0	0	0
Proved Developed Non-Producing	1,662	1,290	0	0	0	0	0	0
Proved Undeveloped	1,426	961	0	0	0	0	0	0
Total Proved	5,617	4,370	0	0	0	0	0	0
Total Probable	5,770	3,933	0	0	0	0	0	0
Total Proved Plus Probable	11,387	8,303	0	0	0	0	0	0
Total Possible	5,205	3,527	0	0	0	0	0	0
Total Proved Plus Probable Plus Possible	16,592	11,830	0	0	0	0	0	0

	ARGENTINA PROPERTIES AT DECEMBER 31, 2007
	OIL AND GAS RESERVES
	BASED ON FORECAST PRICES AND COSTS
	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved Developed Producing	1,113	976	0	0	0	0	0	0
Proved Developed Non-Producing	964	842	0	0	0	0	0	0
Proved Undeveloped	244	217	0	0	0	0	0	0
Total Proved	2,321	2,035	0	0	0	0	0	0
Total Probable	1,246	1,090	0	0	1,424	1,168	9	7
Total Proved Plus Probable	3,568	3,126	0	0	1,424	1,168	9	7
Total Possible	1,540	1,336	0	0	32,138	27,428	232	198
Total Proved Plus Probable Plus Possible	5,109	4,462	0	0	33,562	28,596	241	205

Gross = working interest before royalties
Net = working interest after royalties

Item 2.1.2 Net Present Value of Future Net Revenue (Forecast Case)

	CONSOLIDATED PROPERTIES AT DECEMBER 31, 2007
	NET PRESENT VALUES OF FUTURE NET REVENUE
	BASED ON FORECAST PRICES AND COSTS
	Before Deducting Income Taxes					After Deducting Income Taxes
	Discounted At					Discounted At
	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Proved Developed	264,912	238,953	218,045	200,915	186,661	178,952	161,490	147,371	135,776	126,110
Proved Undeveloped	53,307	44,241	37,299	31,880	27,575	37,606	30,903	25,728	21,675	18,454
Total Proved	318,219	283,194	255,344	232,795	214,236	216,558	192,393	173,099	157,451	144,564
Total Probable	240,272	196,232	163,497	138,476	118,880	165,188	132,752	108,874	90,802	76,785
Total Proved Plus Probable	558,491	479,426	418,841	371,271	333,116	381,746	325,145	281,973	248,253	221,349
Total Possible	306,782	249,507	208,052	177,061	153,245	205,942	165,684	136,834	115,474	99,206
Total Proved Plus Probable Plus Possible	865,273	728,933	626,893	548,332	486,361	587,688	490,829	418,807	363,727	320,555

	COLOMBIA PROPERTIES AT DECEMBER 31, 2007
	NET PRESENT VALUES OF FUTURE NET REVENUE
	BASED ON FORECAST PRICES AND COSTS
	Before Deducting Income Taxes					After Deducting Income Taxes
	Discounted At					Discounted At
	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Proved Developed	219,305	199,099	182,730	169,243	157,963	149,397	135,816	124,751	115,603	107,929
Proved Undeveloped	49,961	41,668	35,303	30,320	26,350	35,437	29,351	24,627	20,912	17,945
Total Proved	269,266	240,767	218,033	199,563	184,313	184,834	165,167	149,378	136,515	125,874
Total Probable	222,672	183,138	153,642	131,001	113,179	153,769	124,876	103,509	87,241	74,540
Total Proved Plus Probable	491,938	423,905	371,675	330,564	297,492	338,603	290,043	252,887	223,756	200,414
Total Possible	223,927	185,078	156,704	135,275	118,630	152,100	124,644	104,797	89,950	78,513
Total Proved Plus Probable Plus Possible	715,865	608,983	528,379	465,839	416,122	490,703	414,687	357,684	313,706	278,927

	ARGENTINA PROPERTIES AT DECEMBER 31, 2007
	NET PRESENT VALUES OF FUTURE NET REVENUE
	BASED ON FORECAST PRICES AND COSTS
	Before Deducting Income Taxes					After Deducting Income Taxes
	Discounted At					Discounted At
	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Proved Developed	45,607	39,854	35,315	31,672	28,698	29,555	25,674	22,620	20,173	18,181
Proved Undeveloped	3,346	2,573	1,996	1,560	1,225	2,169	1,552	1,101	763	509
Total Proved	48,953	42,427	37,311	33,232	29,923	31,724	27,226	23,721	20,936	18,690
Total Probable	17,600	13,094	9,855	7,475	5,701	11,419	7,876	5,365	3,561	2,245
Total Proved Plus Probable	66,553	55,521	47,166	40,707	35,624	43,143	35,102	29,086	24,497	20,935
Total Possible	82,855	64,429	51,348	41,786	34,615	53,842	41,040	32,037	25,524	20,693
Total Proved Plus Probable Plus Possible	149,408	119,950	98,514	82,493	70,239	96,985	76,142	61,123	50,021	41,628

Item 2.1.3 Additional Information Concerning Future Net Revenue (Forecast Case)

	CONSOLIDATED PROPERTIES AT DECEMBER 31, 2007
	TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
	BASED ON FORECAST PRICES AND COSTS

						Net		Net
					Abandonment	Revenue		Revenue
					and	Before		After
			Operating	Development	Reclamation	Income	Income	Income
	Revenue (1)	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Total Proved	429,377	0	76,928	30,187	4,045	318,219	101,661	216,558
Total Proved Plus Probable	788,289	0	121,728	102,452	5,615	558,491	176,745	381,746
Total Proved Plus Probable Plus Possible	1,206,179	0	184,989	148,061	7,854	865,273	277,585	587,688

(1) Revenues are reported after royalties
	COLOMBIA PROPERTIES AT DECEMBER 31, 2007
	TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
	BASED ON FORECAST PRICES AND COSTS

						Net		Net
					Abandonment	Revenue		Revenue
					and	Before		After
			Operating	Development	Reclamation	Income	Income	Income
	Revenue (1)	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Total Proved	349,600	0	55,590	21,424	3,322	269,266	84,432	184,834
Total Proved Plus Probable	662,273	0	91,255	74,441	4,637	491,938	153,335	338,603
Total Proved Plus Probable Plus Possible	943,402	0	123,094	97,789	6,651	715,865	225,162	490,703

(1) Colombia revenues are reported after royalties
	ARGENTINA PROPERTIES AT DECEMBER 31, 2007
	TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
	BASED ON FORECAST PRICES AND COSTS
						Net		Net
					Abandonment	Revenue		Revenue
					and	Before		After
			Operating	Development	Reclamation	Income	Income	Income
	Revenue (1)	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Total Proved	79,777	0	21,338	8,763	723	48,953	17,229	31,724
Total Proved Plus Probable	126,016	0	30,473	28,011	978	66,553	23,410	43,143
Total Proved Plus Probable Plus Possible	262,777	0	61,895	50,272	1,203	149,408	52,423	96,985

(1) Argentina revenues are reported after royalties

Item 2.1.3 Additional Information Concerning Future Net Revenue Continued (Forecast Case)

COLOMBIA PROPERTIES AT DECEMBER 31, 2007
FUTURE NET REVENUE BY PRODUCTION GROUP
BASED ON FORECAST PRICES AND COSTS

		Future Net Revenue before
		Income Taxes (Discounted
		at 10%/Year)
Reserves Category	Production Group	(M$)	$/bbl	$/Mcf

Total Proved	Light & Medium Oil	218,033	$49.89
	Natural Gas	0		$0.00
		218,033
Total Proved Plus Probable	Light & Medium Oil	371,675	$44.76
	Natural Gas	0		$0.00
		371,675
Total Proved Plus Probable Plus Possible	Light & Medium Oil	528,379	$44.66
	Natural Gas	0		$0.00
		528,379

ARGENTINA PROPERTIES AT DECEMBER 31, 2007
FUTURE NET REVENUE BY PRODUCTION GROUP
BASED ON FORECAST PRICES AND COSTS

		Future Net Revenue before
		Income Taxes (Discounted
		at 10%/Year)
Reserves Category	Production Group	(M$)	$/bbl	$/Mcf

Total Proved	Light & Medium Oil +Condensate	37,311	$18.33
	Natural Gas	0		$0.00
		37,311
Total Proved Plus Probable	Light & Medium Oil +Condensate	46,942	$14.98
	Natural Gas	224		$0.19
		47,166
Total Proved Plus Probable Plus Possible	Light & Medium Oil +Condensate	71,888	$15.40
	Natural Gas	26,626		$0.93
		98,514

Item 2.2.1 Supplemental Disclosure of Reserves Data (Constant Prices and Costs)

	CONSOLIDATED OIL AND GAS RESERVES AT DECEMBER 31, 2007
	BASED ON CONSTANT PRICES AND COSTS
	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved Developed Producing	3,673	3,121	0	0	0	0	0	0
Proved Developed Non-Producing	2,664	2,142	0	0	0	0	0	0
Proved Undeveloped	1,666	1,155	0	0	0	0	0	0
Total Proved	8,003	6,418	0	0	0	0	0	0
Total Probable	6,964	5,022	0	0	1,265	1,037	8	7
Total Proved Plus Probable	14,967	11,440	0	0	1,265	1,037	8	7
Total Possible	6,838	4,863	0	0	32,145	27,435	232	198
Total Proved Plus Probable Plus Possible	21,806	16,303	0	0	33,410	28,472	240	205

	COLOMBIA PROPERTIES AT DECEMBER 31, 2007
	OIL AND GAS RESERVES
	BASED ON CONSTANT PRICES AND COSTS
	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved Developed Producing	2,560	2,145	0	0	0	0	0	0
Proved Developed Non-Producing	1,700	1,299	0	0	0	0	0	0
Proved Undeveloped	1,421	939	0	0	0	0	0	0
Total Proved	5,681	4,383	0	0	0	0	0	0
Total Probable	5,718	3,932	0	0	0	0	0	0
Total Proved Plus Probable	11,399	8,315	0	0	0	0	0	0
Total Possible	5,298	3,526	0	0	0	0	0	0
Total Proved Plus Probable Plus Possible	16,697	11,841	0	0	0	0	0	0

	ARGENTINA PROPERTIES AT DECEMBER 31, 2007
	OIL AND GAS RESERVES
	BASED ON CONSTANT PRICES AND COSTS
	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved Developed Producing	1,113	976	0	0	0	0	0	0
Proved Developed Non-Producing	964	843	0	0	0	0	0	0
Proved Undeveloped	245	216	0	0	0	0	0	0
Total Proved	2,322	2,035	0	0	0	0	0	0
Total Probable	1,246	1,090	0	0	1,265	1,037	8	7
Total Proved Plus Probable	3,568	3,125	0	0	1,265	1,037	8	7
Total Possible	1,540	1,337	0	0	32,145	27,435	232	198
Total Proved Plus Probable Plus Possible	5,109	4,462	0	0	33,410	28,472	240	205

Gross = working interest before royalties
Net = working interest after royalties

Item 2.2.2 Net Present Value of Future Net Revenue (Constant Case)

	CONSOLIDATED PROPERTIES AT DECEMBER 31, 2007
	NET PRESENT VALUES OF FUTURE NET REVENUE
	BASED ON CONSTANT PRICES AND COSTS
	Before Deducting Income Taxes					After Deducting Income Taxes
	Discounted At					Discounted At
	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Proved Developed	302,185	270,793	245,779	225,472	208,705	204,153	182,997	166,083	152,322	140,952
Proved Undeveloped	62,802	52,027	43,922	37,670	32,736	44,119	36,197	30,201	25,571	21,918
Total Proved	364,987	322,820	289,701	263,142	241,441	248,272	219,194	196,284	177,893	162,870
Total Probable	272,867	224,447	188,136	160,184	138,167	186,557	151,381	125,235	105,272	89,675
Total Proved Plus Probable	637,854	547,267	477,837	423,326	379,608	434,829	370,575	321,519	283,165	252,545
Total Possible	343,951	278,968	232,476	197,938	171,472	232,249	186,182	153,648	129,761	111,645
Total Proved Plus Probable Plus Possible	981,805	826,235	710,313	621,264	551,080	667,078	556,757	475,167	412,926	364,190

	COLOMBIA PROPERTIES AT DECEMBER 31, 2007
	NET PRESENT VALUES OF FUTURE NET REVENUE
	BASED ON CONSTANT PRICES AND COSTS
	Before Deducting Income Taxes					After Deducting Income Taxes
	Discounted At					Discounted At
	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Proved Developed	255,168	229,875	209,639	193,148	179,479	173,627	156,595	142,903	131,708	122,415
Proved Undeveloped	59,318	49,337	41,823	36,020	31,430	41,861	34,566	29,030	24,745	21,352
Total Proved	314,486	279,212	251,462	229,168	210,909	215,488	191,161	171,933	156,453	143,767
Total Probable	254,317	210,572	177,631	152,152	131,985	174,533	142,987	119,416	101,309	87,072
Total Proved Plus Probable	568,803	489,784	429,093	381,320	342,894	390,021	334,148	291,349	257,762	230,839
Total Possible	270,225	220,935	185,774	159,635	139,540	184,345	149,278	124,597	106,459	92,647
Total Proved Plus Probable Plus Possible	839,028	710,719	614,867	540,955	482,434	574,366	483,426	415,946	364,221	323,486

	ARGENTINA PROPERTIES AT DECEMBER 31, 2007
	NET PRESENT VALUES OF FUTURE NET REVENUE
	BASED ON CONSTANT PRICES AND COSTS
	Before Deducting Income Taxes					After Deducting Income Taxes
	Discounted At					Discounted At
	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Proved Developed	47,017	40,918	36,140	32,324	29,226	30,526	26,402	23,180	20,614	18,537
Proved Undeveloped	3,484	2,690	2,099	1,650	1,306	2,258	1,631	1,171	826	566
Total Proved	50,501	43,608	38,239	33,974	30,532	32,784	28,033	24,351	21,440	19,103
Total Probable	18,550	13,875	10,505	8,032	6,182	12,024	8,394	5,819	3,963	2,603
Total Proved Plus Probable	69,051	57,483	48,744	42,006	36,714	44,808	36,427	30,170	25,403	21,706
Total Possible	73,726	58,033	46,702	38,303	31,932	47,904	36,904	29,051	23,302	18,998
Total Proved Plus Probable Plus Possible	142,777	115,516	95,446	80,309	68,646	92,712	73,331	59,221	48,705	40,704

Item 2.2.3 Additional Information Concerning Future Net Revenue (Constant Case)

	CONSOLIDATED PROPERTIES AT DECEMBER 31, 2007
	TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
	BASED ON CONSTANT PRICES AND COSTS

						Net		Net
					Abandonment	Revenue		Revenue
					and	Before		After
			Operating	Development	Reclamation	Income	Income	Income
	Revenue (1)	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Total Proved	472,941	0	74,759	30,010	3,185	364,987	116,715	248,272
Total Proved Plus Probable	863,303	0	118,176	101,731	5,540	637,854	203,025	434,829
Total Proved Plus Probable Plus Possible	1,305,803	0	173,322	144,841	5,837	981,805	314,727	667,078

(1) Revenues are reported after royalties
	COLOMBIA PROPERTIES AT DECEMBER 31, 2007
	TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
	BASED ON CONSTANT PRICES AND COSTS

						Net		Net
					Abandonment	Revenue		Revenue
					and	Before		After
			Operating	Development	Reclamation	Income	Income	Income
	Revenue (1)	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Total Proved	393,164	0	54,758	21,351	2,568	314,486	98,998	215,488
Total Proved Plus Probable	737,818	0	89,957	74,356	4,698	568,803	178,782	390,021
Total Proved Plus Probable Plus Possible	1,056,758	0	116,857	96,028	4,845	839,028	264,662	574,366

(1) Colombia revenues are reported after royalties
	ARGENTINA PROPERTIES AT DECEMBER 31, 2007
	TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
	BASED ON CONSTANT PRICES AND COSTS

						Net		Net
					Abandonment	Revenue		Revenue
					and	Before		After
			Operating	Development	Reclamation	Income	Income	Income
	Revenue (1)	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
Total Proved	79,777	0	20,001	8,659	617	50,501	17,717	32,784
Total Proved Plus Probable	125,485	0	28,219	27,375	842	69,051	24,243	44,808
Total Proved Plus Probable Plus Possible	249,045	0	56,465	48,813	992	142,777	50,065	92,712

(1) Argentina revenues are reported after royalties

Item 2.2.3 Additional Information Concerning Future Net Revenue Continued (Constant Case)

COLOMBIA PROPERTIES AT DECEMBER 31, 2007
FUTURE NET REVENUE BY PRODUCTION GROUP
BASED ON CONSTANT PRICES AND COSTS

		Future Net Revenue before
		Income Taxes (Discounted
		at 10%/Year)
Reserves Category	Production Group	(M$)	$/bbl	$/Mcf

Total Proved	Light & Medium Oil	251,462	$57.37
	Natural Gas	0		$0.00
		251,462
Total Proved Plus Probable	Light & Medium Oil	429,093	$51.60
	Natural Gas	0		$0.00
		429,093
Total Proved Plus Probable Plus Possible	Light & Medium Oil	614,867	$51.93
	Natural Gas	0		$0.00
		614,867

ARGENTINA PROPERTIES AT DECEMBER 31, 2007
FUTURE NET REVENUE BY PRODUCTION GROUP
BASED ON CONSTANT PRICES AND COSTS

		Future Net Revenue before
		Income Taxes (Discounted
		at 10%/Year)
Reserves Category	Production Group	(M$)	$/bbl	$/Mcf

Total Proved	Light & Medium Oil +Condensate	38,239	$18.79
	Natural Gas	0		$0.00
		38,239
Total Proved Plus Probable	Light & Medium Oil +Condensate	48,493	$15.48
	Natural Gas	251		$0.24
		48,744
Total Proved Plus Probable Plus Possible	Light & Medium Oil +Condensate	59,807	$12.81
	Natural Gas	35,639		$1.25
		95,446

Part 3 Pricing Assumptions

Item 3.1 Constant Prices Used in Supplemental Estimates

The benchmark reference prices as at December 31, 2007 reflected in the reserves data disclosed above are set forth in the table below:

	CONSTANT PRICES USED IN SUPPLEMENTAL ESTIMATES

	Crude Oil				Gas
			WTI	Field
		Effective	Price	Price
Country	Field Name	Date	$US/bbl	$US/bbl	$US/Mcf

Colombia	Santana	December 31, 2007	$96.01	$88.44
	Guayuyaco	December 31, 2007	$96.01	$89.37
	Mecaya	December 31, 2007	$96.01	$88.44
	Juanambu	December 31, 2007	$96.01	$89.37
	Costayaco	December 31, 2007	$96.01	$90.01
Argentina	Chivil	December 31, 2007	$96.01	$42.00
	Ipaguazu	December 31, 2007	$96.01	$42.00
	Nacatimbay	December 31, 2007	$96.01	$42.00	$2.30
	Palmar Largo	December 31, 2007	$96.01	$42.00
	Vinalar	December 31, 2007	$96.01	$42.00
	Valle Morado	December 31, 2007	$96.01	$42.00	$2.30
	Surubi	December 31, 2007	$96.01	$42.00

Item 3.2 Forecast Prices Used in Estimates

The pricing assumptions used in estimating reserves data disclosed above with respect to net present values of future net revenue (forecast) are set forth below. The forecast inflation rate for price is 2 percent from 2018 onwards and 2% for costs from 2009 onwards.

	Sproule *	Colombia Field Price					Annual
	WTI	Santana	Guayuyaco	Mecaya	Costayaco	Juanambu	Inflation
Year	$US/bbl	$US/bbl	$US/bbl	$US/bbl	$US/bbl	$US/bbl	Costs
2008	$89.61	$82.04	$82.97	$82.04	$83.61	$82.97	0%
2009	$86.01	$78.44	$79.37	$78.44	$80.01	$79.37	2%
2010	$84.65	$77.08	$78.01	$77.08	$78.65	$78.01	2%
2011	$82.77	$75.20	$76.13	$75.20	$76.77	$76.13	2%
2012	$82.26	$74.69	$75.62	$74.69	$76.26	$75.62	2%
2013	$82.81	$75.24	$76.17	$75.24	$76.81	$76.17	2%
2014	$84.46	$76.89	$77.82	$76.89	$78.46	$77.82	2%
2015	$86.15	$78.58	$79.51	$78.58	$80.15	$79.51	2%
2016	$87.87	$80.30	$81.23	$80.30	$81.87	$81.23	2%
2017	$89.63	$82.06	$82.99	$82.06	$83.63	$82.99	2%
	Escalation rate	2%/year	2%/year	2%/year	2%/year	2%/year	2%

* Sproule's December 30, 2007 WTI price forecast

		Argentina Field Price
	Sproule *	Oil and Condensate							Annual
	WTI	Chivil	Nacatimbay	Vinalar	Ipaguazu	Palmar Largo	Valle Morado	Surubi	Inflation
Year	$US/bbl	$US/bbl	$US/bbl	$US/bbl	$US/bbl	$US/bbl	$US/bbl	$US/bbl	Costs
2008	$89.61	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	0%
2009	$86.01	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2010	$84.65	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2011	$82.77	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2012	$82.26	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2013	$82.81	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2014	$84.46	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2015	$86.15	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2016	$87.87	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
2017	$89.63	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	$42.00	2%
	Escalation rate	0%/year	0%/year	0%/year	0%/year	0%/year	0%/year	0%/year	2%

* Sproule's December 30, 2007 WTI price forecast

	Argentina Field Price
	Gas		Annual
	Nacatimbay	Valle Morado	Inflation
Year	$US/Mcf	$US/Mcf	Costs
2008	$2.30	$2.30	0%
2009	$2.39	$2.39	2%
2010	$2.49	$2.49	2%
2011	$2.59	$2.59	2%
2012	$2.69	$2.69	2%
2013	$2.80	$2.80	2%
2014	$2.91	$2.91	2%
2015	$3.03	$3.03	2%
2016	$3.15	$3.15	2%
2017	$3.27	$3.27	2%
	0%/year	0%/year	2%

Due to the uncertainty of future oil prices in Argentina given the recent Federal Decree in late 2007 regarding export taxes, the forecast oil price was kept the same as the constant price case.

Item 3.2 (b) Corporation’s weighted average historical price for most recent financial year.

The Corporation’s weighted average historical prices for the year ended December 31, 2007 were:

	Light & Medium Oil	Natural Gas
Colombia	$71.28	N/A
Argentina	$38.76	$1.69
Consolidated	$58.79	N/A

Part 4 Reconciliation of Changes in Reserves

Item 4.1 Reserves reconciliation

Reconciliation of gross reserves by principal product type based on forecast prices and costs:

CONSOLIDATED PROPERTIES AT DECEMBER 31, 2007

	Light & Medium Oil +Condensate			Natural Gas
			Proved Plus			Proved Plus
Gross Reserves	Proved	Probable	Probable	Proved	Probable	Probable
	Mbbl	Mbbl	Mbbl	MMcf	MMcf	MMcf
December 31, 2006	3,497	1,368	4,865	1,294	21,787	23,081
Extensions & improved recoveries	0	0	0	0	0	0
Technical Revisions	521	29	550	(1,634)	(20,363)	(21,997)
Discoveries	4,499	5,628	10,127	0	0	0
Acquisitions	0	0	0	0	0	0
Dispositions	0	0	0	0	0	0
Economic factors	0	0	0	371	0	371
Production	(579)	0	(579)	(31)	0	(31)
December 31, 2007	7,938	7,025	14,963	0	1,424	1,424
Based on forecast prices and costs

COLOMBIAN PROPERTIES AT DECEMBER 31, 2007

	Light & Medium Oil			Natural Gas
			Proved Plus			Proved Plus
Gross Reserves	Proved	Probable	Probable	Proved	Probable	Probable
	Mbbl	Mbbl	Mbbl	MMcf	MMcf	MMcf
December 31, 2006	1,327	307	1,634	0	0	0
Extensions & improved recoveries	0	0	0	0	0	0
Technical Revisions	134	(165)	(31)	0	0	0
Discoveries	4,499	5,628	10,127	0	0	0
Acquisitions	0	0	0	0	0	0
Dispositions	0	0	0	0	0	0
Economic factors	0	0	0	0	0	0
Production	(343)	0	(343)	0	0	0
December 31, 2007	5,617	5,770	11,387	0	0	0
Based on forecast prices and costs

ARGENTINA PROPERTIES AT DECEMBER 31, 2007

	Light & Medium Oil +Condensate			Natural Gas
			Proved Plus			Proved Plus
Gross Reserves	Proved	Probable	Probable	Proved	Probable	Probable
	Mbbl	Mbbl	Mbbl	MMcf	MMcf	MMcf
December 31, 2006	2,170	1,061	3,231	1,294	21,787	23,081
Extensions & improved recoveries	0	0	0	0	0	0
Technical Revisions	387	194	581	(1,634)	(20,363)	(21,997)
Discoveries	0	0	0	0	0	0
Acquisitions	0	0	0	0	0	0
Dispositions	0	0	0	0	0	0
Economic factors	0	0	0	371	0	371
Production	(236)	0	(236)	(31)	0	(31)
December 31, 2007	2,321	1,255	3,576	0	1,424	1,424
Based on forecast prices and costs

Part 5 Additional Information Relating to Reserves

Item 5.1 Undeveloped Reserves

Undeveloped reserves were attributed by GCA in accordance with the standards and procedures contained in the Canadian Oil & Gas Evaluation (COGE) Handbook.

	ADDITIONAL INFORMATION RELATING TO RESERVES DATA
	COLOMBIA PROPERTIES
Constant Prices	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	1st		1st		1st		1st
	Attributed	Cumulative	Attributed	Cumulative	Attributed	Cumulative	Attributed	Cumulative
	Net	Net	Net	Net	Net	Net	Net	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)
Proved Undeveloped Prior to 2005	0	0	0	0	0	0	0	0
2005	0	0	0	0	0	0	0	0
2006	61	61	0	0	0	0	0	0
2007	905	939	0	0	0	0	0	0

Probable Undeveloped Prior to 2005	0	0	0	0	0	0	0	0
2005	0	0	0	0	0	0	0	0
2006	269	269	0	0	0	0	0	0
2007	3,814	3,932	0	0	0	0	0	0

	ADDITIONAL INFORMATION RELATING TO RESERVES DATA
	ARGENTINA PROPERTIES
Constant Prices	Light & Medium Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	1st		1st		1st		1st
	Attributed	Cumulative	Attributed	Cumulative	Attributed	Cumulative	Attributed	Cumulative
	Net	Net	Net	Net	Net	Net	Net	Net
	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)
Proved Undeveloped Prior to 2005	0	0	0	0	0	0	0	0
2005	119	119	0	0	0	0	0	0
2006	464	482	0	0	0	0	0	0
2007	0	216	0	0	0	0	0	0

Probable Undeveloped Prior to 2005	0	0	0	0	0	0	0	0
2005	68	68	0	0	0	0	0	0
2006	884	796	0	0	19,173	19,173	137	137
2007	0	1,090	0	0	0	1,037	0	7

Proved Undeveloped Reserves

The Corporation’s Proved Undeveloped Reserves in Colombia at year-end 2007 are in the Chaza and Mecaya Blocks. GCA has assigned proved undeveloped reserves in the Chaza Block on the basis of a 3-well development drilling program planned for 2008 at a net cost of $10.5 million. In addition, a pipeline will be constructed during 2008 and production facilities will be expanded during 2008 and 2009. Total net cost associated with the proved undeveloped reserves is estimated to be $15 million in 2008 and $1.9 million in 2009. In the Mecaya Block, GCA has assigned proved undeveloped reserves on the basis of a re-entry of the Mecaya-1 well planned during 2008.

The Corporation’s Proved Undeveloped Reserves in Argentina at year-end 2007 are in the Palmar Largo and El Chivil Blocks. GCA has assigned proved undeveloped reserves on the basis of proposed workovers to existing wells planned during 2008. The well interventions correspond to LTNa-2, ECHo-1, PLEx-1 and RL-1001 in Palmar Largo and ECH-2 and ECH-4 in El Chivil.

The Corporation’s plans for development of proved undeveloped reserves are consistent with the assumptions in the GCA Reports.

Probable Reserves

The Corporation’s Probable Reserves at year-end 2007 include the following Blocks in Colombia: Santana, Guayuyaco, Chaza and Mecaya. GCA has assigned probable reserves to these properties on the basis of proposed workovers to existing wells, a development drilling program and the re-entry of an existing well. Well workovers are planned during 2009 in the Santana Block, including the following wells: Mary-3, Mary-5, and Miraflor-1. Additional workovers planned during 2009 include Guayuyaco-2 and Juanambu-1 in the Guayuyaco Block and Costayaco-1 and the completion of Costayaco-2 in the Chaza Block. A 5-well development drilling program is planned for the Chaza Block during 2008 and 2009 (in addition to the wells planned for the Proved Undeveloped category). Probable reserves have been assigned to the Mecaya Block on the basis on a planned well re-entry during 2008.

The Corporation’s Probable Reserves at year-end 2007 include the following Blocks in Argentina: Palmar Largo, El Chivil, Surubi, Ipaguazu, El Vinalar, and Valle Morado. GCA has assigned probable reserves to these properties on the basis of 14 workovers proposed to existing wells during 2008. In addition side-tracks are planned in 2009 for 3 wells; VM-1001 in Valle Morado Block; ECH-1 in El Chivil Block and SU-1 in Surubi Block.

The Corporation’s plans for development of probable reserves are consistent with the assumptions in the GCA Reports.

Item 5.2 Significant Factors or Uncertainties

The estimation of reserves requires significant judgment and decisions based on available geological, geophysical, engineering, and economic data. These estimates can change substantially as additional information from ongoing development activities and production performance become available and as economic and political conditions impact oil and gas prices and costs change. The Corporation’s estimates are based on current production forecasts, prices and economic conditions. All of the Corporation’s reserves are evaluated by GCA, an independent engineering firm.

As circumstances change and additional data becomes available, reserve estimates also change. Based on new information, reserve estimates are reviewed and revised, either upward or downward, as warranted. Although every reasonable effort was made by the Corporation to ensure that reserve estimates are accurate, revisions arise as new information becomes available. As new geological, production and economic information is incorporated into the process of estimating reserves the accuracy of the reserve estimates improves.

Item 5.3 Future Development Costs

The following table sets forth the estimated future development costs deducted in the estimation of future net revenue. The costs are per reserve category and quoted for undiscounted forecast prices and costs, including abandonment costs. In Argentina the costs for planned workovers are expensed and therefore included in operating costs rather than capital.

CONSOLDIATED FUTURE DEVELOPMENT COSTS

		Total Proved Plus
	Total Proved	Probable
	Estimated Using	Estimated Using
	Forecast Prices	Forecast Prices
	and Costs	and Costs
	(M$)	(M$)
2008	19,233	45,228
2009	7,729	40,929
2010	700	10,479
2011	451	902
2012	189	379
5-year total	28,302	97,917
Remainder	5,929	10,151
Total for all years undiscounted	34,231	108,068

TOTAL COLOMBIA FUTURE DEVELOPMENT COSTS

		Total Proved Plus
	Total Proved	Probable
	Estimated Using	Estimated Using
	Forecast Prices	Forecast Prices
	and Costs	and Costs
	(M$)	(M$)
2008	15,595	40,390
2009	2,813	26,102
2010	492	1,948
2011	451	637
2012	189	379
5-year total	19,540	69,456
Remainder	5,206	9,623
Total for all years undiscounted	24,746	79,079

TOTAL ARGENTINA FUTURE DEVELOPMENT COSTS

		Total Proved Plus
	Total Proved	Probable
	Estimated Using	Estimated Using
	Forecast Prices	Forecast Prices
	and Costs	and Costs
	(M$)	(M$)
2008	3,638	4,838
2009	4,916	14,827
2010	208	8,531
2011	0	265
2012	0	0
5-year total	8,762	28,461
Remainder	723	528
Total for all years undiscounted	9,485	28,989

The Corporation anticipates funding these future development costs through a combination of internally-generated cash flow and existing credit facilities, consistent with the timelines for development as anticipated in the GCA Reports. Any financing costs related to funding the estimated future development costs would reduce future net revenue attributable to those reserves; however, the Corporation does not expect that such financing costs would make the development of such properties uneconomic.

Part 6 Other Oil and Gas Information

Item 6.1 Oil and gas properties and wells

Oil and Gas Properties-Colombia

In June 2006, the Corporation purchased Argosy which was subsequently renamed Gran Tierra Energy Colombia SA. Argosy had interests in seven E&P contracts at that time, including Santana, Guayuyaco, Rio Magdalena, Chaza, Talora, Primavera and Mecaya. The acquisition price included overriding royalty rights and net profits interests in the blocks that were part of the company at the time of the acquisition. The Azar block was acquired later in 2006, and the Putumayo TEA’s were acquired in 2007. The Corporation relinquished the Primavera block in 2007.

Currently, the Guayuyaco, Santana and Chaza blocks are producing oil. Oil prices are defined by contract and are related to a WTI reference price. By contract, 25% of sales are denominated in pesos and 75% in US dollars. Oil is sold to Ecopetrol and is exported via the Trans-Andean pipeline.

Santana

The Santana block covers 1,119 acres and includes 15 producing wells in 4 fields — Linda, Mary, Miraflor and Toroyaco. Activities are governed by terms of a Shared Risk Contract with Ecopetrol, and the Corporation is the operator. The properties are subject to a 20% royalty and the Corporation holds a 35% interest in all fields with the exception of one well located in the Mary field, where the Corporation holds a 25.83% working interest, and Solana holds a 9.17% interest. Ecopetrol holds the remaining interest. The block has been producing since 1991. Under the Shared Risk Contract, Ecopetrol initially backed in for a 50% interest upon declaration of commerciality in 1991. In June 1996, when the field reached seven MMBbls cumulative production, Ecopetrol had the right to back into a further 15%, which it exercised, for a total current ownership of 65%.

The production contract expires in 2015, at which time the property will be returned to the government. As a result, there will be no reclamation costs.

In 2007, the Corporation performed remedial work on various wells and upgraded the Mary field water processing facility. For 2008, the Corporation will continue with regular field maintenance and maintenance on the pipeline to Uchupayaco.

Guayuyaco

The Guayuyaco block covers 52,366 acres and includes the area surrounding the four producing fields of the Santana contract area. The Guayuyaco block is governed by an Association Contract with Ecopetrol, resulting in a base royalty of 8%, for production of less than 5,000 BOPD. The royalty increases in a linear fashion to 20% for production between 5,000 and 125,000 BOPD, and is stable at 20% up to production of 400,000 BOPD. For production between 400,000 and 600,000 BOPD the rate increases again to a maximum of 25%. The Corporation is the operator and has a 35% participation interest, and Solana has 35% and Ecopetrol 30%. The Guayuyaco field was discovered in 2005. Two wells are now producing, with Guayuyaco-1 commencing production in February 2005 and Guayuyaco-2 beginning production in September 2005. A combined 2D and 3D seismic survey was acquired over the block in 2005. Ecopetrol may back-in to a 30% participation interest in any new discoveries in the block.

In March 2007, the Corporation completed drilling the Juanambu-1 exploration well and testing was completed in May 2007. Pre-commercial production began in June 2007. Ecopetrol has backed-in with a 30% participation in the discovery, leaving the Corporation with the same 35% participation interest as the rest of the block. Commerciality was granted by Ecopetrol on November 8, 2007. The property will be returned to the government upon expiration of the production contract. As a result, there will be no reclamation costs. The contract expires in 2030.

In 2008 the Corporation plans to drill a second well on the Juanambu discovery, as well as upgrade facilities and acquire 20km of 3D seismic, which also extends into the Chaza block.

Rio Magdalena

Argosy entered into the Rio Magdalena Association Contract with Ecopetrol in February 2002. The Rio Magdalena block covers 144,670 acres and is located approximately 75 km west of Bogota, Colombia. This is an exploration block and there are no reserves at this time. The Corporation is the operator of the block. According to the terms of the exploration contract, the Corporation is committed to drill three exploration wells prior to February 2008. The first of these wells, Popa-1, was drilled in late 2006 and was subsequently plugged and abandoned after testing oil production at non-commercial rates (60 barrels per day). The drilling for the second exploration well, Caneyes-1, began in late December 2006 and was subsequently plugged and abandoned in February 2007. The Corporation has entered the final exploration phase, which expired February 7, 2008; however an extension until July 8th has been approved by Ecopetrol. One additional exploration well will be drilled in 2008 before the extension to the contract expires, in satisfaction of the final exploration phase. The production contract expires in 2030 at which time the property will be returned to the government. As a result, there will be no reclamation costs.

The Corporation entered into a commercial agreement with Omega on January 9, 2008 whereby the third party will fund 100% of the additional exploration well, to earn a 60% working interest in the block. The third party will only earn their 60% once the obligation to fully fund the exploration well is completed. The Corporation will remain operator of the property.

According to the terms of the Association Contract, Ecopetrol may back-in for a 30% participation upon commercialization, and a sliding scale royalty will apply. The base royalty rate is currently 8%, for production less than 5,000 BOPD, and follows the same progression as the Guayuyaco block royalty rates.

Chaza

The Chaza block covers 80,242 acres and is governed by the terms of an Exploration and Exploitation Contract with ANH, reflecting improved fiscal terms in Colombia introduced in 2004. The Corporation is the operator and holds a 50% participation interest and Solana holds the other 50%. The discovery of the Costayaco field in the Chaza Block was the result of drilling the Costayaco-1 exploration well in the second quarter of 2007. This well commenced production in July, 2007. The Corporation completed drilling the Costayaco 2 development well on January 2, 2008, and completed casing on January 8, 2008. This well encountered the same reservoir sequences with similar good oil and gas shows as Costayaco-1. Long-term testing of the Costayaco-2 well is being performed for a 4-6 month period which began in March, 2008. The purpose of the long-term test is to estimate the reservoir behavior from production and pressure data. Costayaco-3 commenced drilling in January 2008 and reached total depth on February 20, 2008. Testing of Costayaco-3 was completed April 6, and resulted in the first definitive oil/water contact in the Costayaco field, at a depth of 8,486 feet. The well is being completed in preparation for long term testing. The Costacayo-4 well is currently being drilled. Three further development wells are planned for 2008, along with facilities and pipeline expansion and 20km of 3D seismic, which is an extension of the 3D seismic planned for the Guayuyaco block. The contract for this field expires in two phases. The exploration phase expires in 2011 and the production phase ends in 2032. The property will be returned to the government upon expiration of the production contract. Within sixty days following the date of the return of the property, the Corporation must carry out an abandonment program to the satisfaction of ANH. In conjunction with the abandonment, the Corporation must establish and maintain an abandonment fund to ensure that financial resources are available at the end of the contract. The base royalty rate is currently 8%, for production less than 5,000 BOPD, and follows the same progression as the Guayuyaco block royalty rates.

Talora

The Corporation currently holds a 20% working interest and is the operator for the Talora block. The Exploration and Exploitation Contract associated with the block was originally signed in September 2004, providing for a six year exploration period and 24 year production period. The Talora contract area covers 108,334 acres and is located approximately 75 km west of Bogota, Colombia. This is an exploration block and there are no reserves. The Corporation commenced drilling the Laura-1 exploration well on December 27, 2006, at no cost to the Corporation, and it was subsequently plugged and abandoned in January 2007. Drilling of this well has fulfilled the Corporation’s commitment for the second exploration phase of the contract, ending December 15, 2006. The third exploration phase has begun and the Corporation has a commitment to drill one well. The Corporation entered into a commercial agreement with a third party on December 27, 2007, whereby the third party will pay 100% of the Corporation’s 20% interest in the next exploration well drilled on Talora, in 2008. Once this obligation is fulfilled, the Corporation will apply to ANH to have the Corporation’s entire 20% interest in the Talora block assigned to the third party. The third party is currently in default under the terms of the commercial agreement. Resolution of the situation is not yet determined. The property will be returned to the government upon expiration of the production contract.

Mecaya

The Mecaya Exploration and Exploitation contract was signed June 2006. The Mecaya contract area covers 74,128 acres in southern Colombia, about 150 kilometers southeast of Pasto. Gran Tierra Energy is the operator and currently have a 15% participation interest. The first phase was scheduled to expire June 2007; however, the Corporation received a 6 months extension due to extensive consultation required with the local indigenous population. The Corporation is currently applying to ANH to have the period extended again, as guerilla activities in the area have prevented the Corporation from meeting exploration commitments by the new December, 2007 deadline. On December 27, 2007, Gran Tierra Energy entered into a commercial agreement with a third party whereby the third party will pay the Corporation $1,475,000 upon the receipt of an extended work term for the first phase of exploration. Once payment has been received, the Corporation will apply to ANH to have the Corporation’s entire 15% interest assigned to the third party. The third party is currently in default of the commercial agreement; negotiations are underway with another third party to pick up the defaulted share. Work plans in 2008 include 2-D seismic and reprocessing, road construction, plus re-completion of the existing Mecaya-1 well bore. Seismic acquisition began in mid February, 2008. Phase two of the exploration contract expires in 2010. The exploitation phase for this contract expires 24 years after commerciality is approved. The property will be returned to the government upon expiration of the production contract.

Azar
The Corporation acquired an 80% interest in the Azar property through a farm-in in late 2006, and was obliged to cover Geoadinpro’s, the original owner, 20% share of future costs, as well as the Corporation’s 80% share. In mid-2007 the Corporation farmed out 50% of its interest to Lewis Energy. Lewis Energy will pay 100% of the Corporation’s 80% share of production costs for the first three phases of the exploration contract, and the Corporation will be obliged to pay 20% from the original farm-in agreement. This exploration block covers 51,639 acres. The Corporation acquired 40 square kilometers of 3-D seismic at the end of 2007 and beginning of 2008 to assess exploitation opportunities, paid for 20% by the Corporation and 80% by the third party. In 2008 one well will be drilled on the property, also paid 20% by the Corporation and 80% by the third party. The exploration contract expires in 2012 for this property. The exploitation phase expires 24 years after commerciality is approved. The property will be returned to the government upon expiration of the production contract. If a commercial discovery is made on the block, and oil is produced, the Corporation will be obligated to perform abandonment activities, under the same conditions as those for the Chaza block.

Putumayo West A&B Technical Evaluation Areas

The Corporation was awarded two TEA’s in the Putumayo Basin in southern Colombia in June 2007. The two TEA’s are located near the Orito Field, the largest oil field in the Putumayo Basin.

Putumayo West A covers an area of 230,671 hectares (570,000 acres) and is held 100% by Gran Tierra Energy. The evaluation period is 12 months. During this time, the Corporation has an obligation to conduct 400 kilometres of seismic reprocessing and geologic studies. The Corporation will have a preferential right to apply for an ANH contract in the area during the evaluation stage and match or improve any bid by third parties to convert all or a portion of the TEA to an exploration license.

Putumayo West B covers an area of 44,111 hectares (109,000 acres) and is held 100% by Gran Tierra. The evaluation period is for 11 months. During this time, the Corporation has an obligation to conduct 100 kilometres of seismic reprocessing and geologic studies. The Corporation has begun negotiations to convert this Technical Evaluation Area to an Exploration and Exploitation contract in the area. If negotiations are successful, the TEA will be converted to an Exploration and Exploitation contract through the ANH, and the retained acreage would be subject to the new ANH royalty/tax contract which includes no additional state participation.

Oil and Gas Properties-Argentina

In September 2005, the Corporation entered Argentina through the acquisition of a 14% interest in the Palmar Largo joint venture, and a 50% interest in each of the Nacatimbay and Ipaguazu blocks. In 2006, the Corporation purchased further properties in Argentina, including the remaining 50% interest in Nacatimbay and Ipaguazu, a 50% interest in El Vinalar and 100% interests in El Chivil, Valle Morado, Surubi and Santa Victoria. The properties are located in the Noroeste Basin in northern Argentina.

Palmar Largo

The Palmar Largo joint venture block encompasses 341,500 acres (gross). This asset is comprised of several producing oil fields in the Noroeste Basin of northern Argentina. The Corporation owns a 14% working interest in the Palmar Largo joint venture, with partners CGC, YPF and PlusPetrol (PlusPetrol is operator). A total of 14 gross wells are currently producing. The oil quality ranges from 39 to 47 degrees API.

The Corporation purchased a 14% working interest in Palmar Largo in September 2005. In the first quarter of 2006 the joint venture partners drilled and completed the Ramon Lista 1001 well. The history of the property includes the following activities:

•	The joint venture partners at Palmar Largo conducted a 3-D seismic survey over a portion of the area in 2003 and identified several exploration prospects.

•	An exploration well was drilled in late 2005 but did not indicate commercial quantities of oil. A portion of the drilling costs for this well was factored into the purchase price for Palmar Largo.

•	Drilling on the Ramon Lista-1001 well was completed in December 2005. Production from the well began in early February 2006.

The Palmar Largo block rights expire in 2017 but provide for a ten-year extension. The Corporation does not have any outstanding work commitments. At expiry of the block rights, ownership of the producing assets will revert to the provincial government.

The Corporation’s work program for 2008 involves 4 well workovers to maintain well performance.

Nacatimbay

The Corporation acquired a 100% working interest in the Nacatimbay block through two transactions. A 50% working interest was purchased in September 2005 and the remaining 50% working interest was purchased in November 2006. Production from the Nacatimbay oil, gas and condensate field began in 1996. Three wells were drilled and one was producing until February 28, 2006, when its production was suspended due to low flow conditions. In October 2006, the suspended well was reactivated after surface facilities were upgraded and it produced for two additional months in 2006 and three months of 2007 and is currently shut-in.   The Corporation continued to explore ways to optimize production in this field during 2007 and explored opportunities to re-enter the Nacatimbay 1001 well.

The Nacatimbay block rights expire in 2022 with a provision for a ten year extension. There are no outstanding work commitments. At expiry of the block rights, ownership of the producing assets will revert to the provincial government.

Ipaguazu

The Corporation acquired a 100% working interest in the Ipaguazu block through two transactions. A 50% working interest was purchased in September 2005 and the remaining 50% working interest was purchased in November 2006. The oil and gas field was discovered in 1981 and produced approximately 100,000 barrels of oil and 400 million cubic feet of natural gas until 2003. No producing activities are carried out in the field at this time. The Ipaguazu block covers 21,745 gross acres and has not been fully appraised, leaving scope for both reactivation and exploration in the future.  The Ipaguazu block rights expire in 2016 with a ten year extension if a discovery is made. There are no outstanding work commitments. At expiry of the block rights, ownership of the producing assets will revert to the provincial government. In 2008, the Corporation will assess the possibility of workovers on the Ipaguazu X-1 well and the Gua-1001 well.

El Vinalar

The Corporation acquired a 50% working interest in the El Vinalar Block in June 2006 from Golden Oil. This acquisition added a significant new land position and a small amount of production. El Vinalar covers 59,080 gross acres and contains a portfolio of exploration leads and oil field enhancement opportunities. The Puesto Climaco-2 sidetrack well was successfully completed in December 2006, and began producing in January 2007.

Plans for 2008 include workovers of three wells – Puesto Climaco 3, Puesto Climaco 1, El Vinalar 2.

The El Vinalar rights expire in 2016 with a ten year extension. There are no outstanding work commitments. At expiry of the block rights, ownership of the producing assets will revert to the provincial government.

El Chivil, Surubi, Valle Morado, Santa Victoria

The Corporation purchased working interests in four additional properties at Chivil, Surubi, Valle Morado and Santa Victoria, in November and December 2006. These properties added to the Corporation’s existing portfolio of exploration and development opportunities and expanded the Corporation’s production base in Argentina. Farm-in partners are being sought to participate in drilling one exploration well on the Surubi block in 2008.

•
The Chivil field was discovered in 1987. Three wells were drilled; two remain in production. The field has produced 1.5 million barrels to date. The contract for this field expires in 2015 with the option for a ten year extension.

•
Valle Morado was first drilled in 1989. Rights to the area were purchased by Shell in 1998, which subsequently completed a 3-D seismic program over the field and constructed a gas plant and pipeline infrastructure. Production began in 1999 from a single well, and was shut-in during 2001 due to water incursion. The Corporation is evaluating opportunities to re-establish production from the field and a production test of VM-1001 is planned for 2008.

•	Surubi and Santa Victoria are exploration fields and have no production history. An exploration well (Proa-1) is planned for the Surubi Block in 2008.

Oil and Gas Properties — Peru

The Corporation entered the Peruvian oil and gas industry in 2006 through the award of two frontier exploration blocks.

Blocks 122 and 128

The Corporation was awarded two exploration blocks in Peru in the last quarter of 2006 under a license contract for the exploration and exploitation of hydrocarbons. Block 122 covers 1,217,651 acres and block 128 covers 2,218,389 acres. The blocks are located in the eastern flank of the Maranon Basin in northern Peru, on the crest of the Iquitos Arch. There is a 5-20%, sliding scale royalty rate on the lands, dependent on production levels. Production less than 5,000 barrels of oil per day attracts a royalty of 5%, for production between 5,000 and 100,000 barrels of oil per day there is a linear sliding scale between 5% and 20%. Production over 100,000 barrels per day has a royalty of 20%. The exploration contracts expire in 2014 and work commitments are defined in four exploration periods spread over seven years. There is a financial commitment of $5 million over the seven years for each block which includes technical studies, seismic acquisition and the drilling of exploration wells. Acquisition of technical data through aero magnetic-gravity studies began in 2007, and is continuing through the first half of 2008. This will be followed by seismic planning work in 2008 and seismic acquisition in 2009. The production contract expires in 2037.

Oil and Gas Wells

The following table summarizes the Corporation’s existing wells as at December 31, 2007:

	Oil		Natural Gas
	Gross	Net	Gross	Net
Colombia
Producing	19	6.71	0	0.00
Non-Producing	0	0.00	0	0.00
Sub-total	19	6.71	0	0.00
Argentina
Producing	18	4.96	1	1.00
Non-Producing	1	1.00	2	2.00
Sub-total	19	5.96	3	3.00
Peru
Producing	0	0.00	0	0.00
Non-Producing	0	0.00	0	0.00
Sub-total	0	0.00	0	0.00
Total	38	12.67	3	3.00

Item 6.2 Properties with no attributed reserves

Exploration Properties	Gross Acres	Net Acres
Colombia	983,643	865,993
Argentina	1,033,642	1,033,642
Peru	3,436,040	3,436,040
Total	4,469,682	4,469,682

The Corporation has contractual obligations to drill 2 wells in Colombia in 2008 (1 well in the Azar Block and 1 well in the Rio Magdalena Block). The net cost to the Corporation is nil due to farm-out terms. In addition the Corporation has an obligation to re-enter 1 well in 2008 in the Mecaya Block (0.2 net cost). On July 8, 2008 the exploration rights to the Rio Magdalena Block in Colombia will expire (144,670 net acres).

Item 6.4 Additional information concerning abandonment and reclamation costs

The Corporation incurred no abandonment and reclamation costs during the year-ended December 31, 2007. The Corporation estimates that 2.0 net wells will be abandoned in Colombia in the proved case and 5.0 net wells will be abandoned in Colombia in the proved plus probable case. Only the Chaza Block in Colombia will be subject to abandonment obligations. The Corporation estimates that 8.5 net wells will be abandoned in Argentina both in the proved case and also in the proved plus probable case. The GCA Reports have included well abandonment costs, net of salvage values, in estimating future net revenues as follows:

	CONSOLIDATED ABANDONMENT AND RECLAMATION COSTS
				Total Proved
			Total Proved	Plus
	Total Proved	Total Proved	Plus	Probable
	(forecast	(forecast prices	Probable	(forecast prices
Portion deducted in	prices and	and costs) M$	(forecast prices	and costs) M$
estimating future	costs) M$	(discounted at	and costs) M$	(discounted at
net revenue	(undiscounted)	10%)	(undiscounted)	10%)
2008	0	0	0	0
2009	0	0	0	0
2010	0	0	0	0
Remainder	4,045	1,239	5,615	1,513
Total	4,045	1,239	5,615	1,513

	COLOMBIA ABANDONMENT AND RECLAMATION COSTS
				Total Proved
			Total Proved	Plus
	Total Proved	Total Proved	Plus	Probable
	(forecast	(forecast prices	Probable	(forecast prices
Portion deducted in	prices and	and costs) M$	(forecast prices	and costs) M$
estimating future	costs) M$	(discounted at	and costs) M$	(discounted at
net revenue	(undiscounted)	10%)	(undiscounted)	10%)
2008
2009
2010
Remainder	3,322	917	4,637	1,058
Total	3,322	917	4,637	1,058

	ARGENTINA ABANDONMENT AND RECLAMATION COSTS
				Total Proved
			Total Proved	Plus
	Total Proved	Total Proved	Plus	Probable
	(forecast	(forecast prices	Probable	(forecast prices
Portion deducted in	prices and	and costs) M$	(forecast prices	and costs) M$
estimating future	costs) M$	(discounted at	and costs) M$	(discounted at
net revenue	(undiscounted)	10%)	(undiscounted)	10%)
2008
2009
2010
Remainder	723	322	978	455
Total	723	322	978	455

Item 6.5 Tax horizon

The Corporation is currently taxable in Colombia, but does not anticipate paying corporate tax in Argentina, United States or Canada during the 2008 fiscal year.

Item 6.6 Costs incurred

The following table shows the dollar amounts expended by the Corporation on property acquisitions and exploration and development for the year ended December 31, 2007.

	Colombia	Argentina	Peru	Total
	M$	M$	M$	M$
Proved property acquisitions	-	-	-	-
Unproved property acquisitions	-	-	-	-
Exploration	10,075	-	656	10,731
Development (including facilities)	4,070	1,633	-	5,703
Total	14,145	1,633	656	16,434

Item 6.7 Exploration and development activities

The following table sets forth the number of exploratory and development wells which the Corporation completed during the year ended December 31, 2007:

COLOMBIA	Exploration Wells		Development Wells
	Gross	Net	Gross	Net
Oil wells	2	0.85	1	0.5
Gas wells	-	-	-	-
Service wells	-	-	-	-
Dry holes	4	1.50	-	-
Total wells	6	2.35	1	0.5

ARGENTINA	Exploration Wells		Development Wells
	Gross	Net	Gross	Net
Oil wells	-	-	1	0.5
Gas wells	-	-	-	-
Service wells	-	-	-	-
Dry holes	-	-	-	-
Total wells	-	-	1	0.5

PERU	Exploration Wells		Development Wells
	Gross	Net	Gross	Net
Oil wells	-	-	-	-
Gas wells	-	-	-	-
Service wells	-	-	-	-
Dry holes	-	-	-	-
Total wells	-	-	-	-

CONSOLDIATED	Exploration Wells		Development Wells
	Gross	Net	Gross	Net
Oil wells	2	0.85	2	1.0
Gas wells	-	-	-	-
Service wells	-	-	-	-
Dry holes	4	1.50	-	-
Total wells	6	2.35	2	1

During 2008 the focus in Colombia will be the development of the 2 discoveries made in 2007, Costayaco in the Chaza Block and Juanambu in the Guayuyaco Block. A total of 6 development wells are planned for 2008, 5 in the Chaza Block and 1 in the Guayuyaco Block. During 2008 two exploration wells will be drilled in Colombia; 1 well in the Azar Block and 1 well in the Rio Magdalena Block.

During 2008 the focus in Argentina will be 14 well-workovers to maintain existing production. During 2008 one exploration well is planned for the Surubi Block.

During 2008 the exploration focus in Peru will be the completion and interpretation of an aero-magnetic gravity survey and the planning for a subsequent 2-D seismic survey.

Item 6.8 Production estimates

The following table sets forth the rates of production estimated for 2008 (the first year reflected in the reserve estimates):

CONSOLIDATED	Light/medium Oil		Natural Gas		Natural Gas Liquids
	Gross	Gross	Gross	Gross	Gross	Gross
	Mbbl	bbl/d	MMcf	Mcf/d	Mbbl	bbl/d
Total Proved	1,855	5,082	132	362	0	0
Total Probable	129	353	319	874	1	2
Total Proved Plus Probable	1,984	5,436	451	1,236	1	2

COLOMBIA	Light/medium Oil		Natural Gas		Natural Gas Liquids
	Gross	Gross	Gross	Gross	Gross	Gross
	Mbbl	bbl/d	MMcf	Mcf/d	Mbbl	bbl/d
Total Proved	1,409	3,860	0	0	0	0
Total Probable	97	266	0	0	0	0
Total Proved Plus Probable	1,506	4,126	0	0	0	0

ARGENTINA	Light/medium Oil		Natural Gas		Natural Gas Liquids
	Gross	Gross	Gross	Gross	Gross	Gross
	Mbbl	bbl/d	MMcf	Mcf/d	Mbbl	bbl/d
Total Proved	446	1,222	132	362	0	0
Total Probable	32	88	319	874	0.8	2
Total Proved Plus Probable	478	1,310	451	1,236	0.8	2

In Colombia, production from the Costayaco field accounts for greater than 20% of the estimated Colombian production for 2008. In Argentina, production from Palmar Largo, El Chivil and El Vinalar individually account for greater than 20% of the estimated production for Argentina for 2008. The Costayaco field accounts for 74% of the estimated production for 2008 for Colombia. In Argentina, the Palmar Largo property accounts for 20% of the estimated production for 2008, the El Chivil property accounts for 38% and the El Vinalar property also accounts for 38% of the estimated production for 2008. Production estimated for fiscal 2008 for each of these fields is set out in the tables below:

Colombia: Costayaco Field	Light/medium Oil		Natural Gas		Natural Gas Liquids
	Gross	Gross	Gross	Gross	Gross	Gross
	Mbbl	bbl/d	MMcf	Mcf/d	Mbbl	bbl/d
Total Proved	1,058	2,899	0	0	0	0
Total Probable	63	173	0	0	0	0
Total Proved Plus Probable	1,121	3,071	0	0	0	0

Argentina: Palmar Largo	Light/medium Oil		Natural Gas		Natural Gas Liquids
	Gross	Gross	Gross	Gross	Gross	Gross
	Mbbl	bbl/d	MMcf	Mcf/d	Mbbl	bbl/d
Total Proved	95	260	0	0	0	0
Total Probable	0	0	0	0	0	0
Total Proved Plus Probable	95	260	0	0	0	0

Argentina: El Chivil	Light/medium Oil		Natural Gas		Natural Gas Liquids
	Gross	Gross	Gross	Gross	Gross	Gross
	Mbbl	bbl/d	MMcf	Mcf/d	Mbbl	bbl/d
Total Proved	182	499	0	0	0	0
Total Probable	0	0	0	0	0	0
Total Proved Plus Probable	182	499	0	0	0	0

Argentina: El Vinalar	Light/medium Oil		Natural Gas		Natural Gas Liquids
	Gross	Gross	Gross	Gross	Gross	Gross
	Mbbl	bbl/d	MMcf	Mcf/d	Mbbl	bbl/d
Total Proved	161	441	0	0	0	0
Total Probable	23	63	0	0	0	0
Total Proved Plus Probable	184	504	0	0	0	0

Item 6.9 Production history

The following table sets forth certain information in respect of production, product prices received, royalties, production costs and netbacks received by the Corporation for each quarter of its most recently completed financial period for both Argentina and Colombia separately:

COLOMBIA	2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Average Production
Light & Medium Oil (bbl/d)	609	476	1,076	2,002
Natural Gas (Mcf/d)		-	-	-
NGL's (bbl/d)	-	-	-	-
Selling Prices
Light & Medium Oil ($/bbl)	45.70	51.91	68.00	85.24
Natural Gas ($/Mcf)	-	-	-	-
NGL's ($/bbl)	-	-	-	-
Royalties
Light & Medium Oil ($/bbl)	5.78	6.56	8.60	10.78
Natural Gas ($/Mcf)	-	-	-	-
NGL's ($/bbl)	-	-	-	-
Production Costs
Light & Medium Oil ($/bbl)	6.58	21.29	9.50	10.17
Natural Gas ($/Mcf)	-	-	-	-
NGL's ($/bbl)	-	-	-	-
Netbacks (1)
Light & Medium Oil ($/bbl)	33.34	24.06	49.90	64.29
Natural Gas ($/Mcf)	-	-	-	-
NGL's ($/bbl)	-	-	-	-

ARGENTINA	2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Average Production
Light & Medium Oil (bbl/d)	710	546	626	707
Natural Gas (Mcf/d)	202	11	-	82
NGL's (bbl/d)	-	-	-	-
Selling Prices
Light & Medium Oil ($/bbl)	37.14	37.72	41.66	38.47
Natural Gas ($/Mcf)	2.09	2.09	-	2.30
NGL's ($/bbl)	-	-	-	-
Royalties
Light & Medium Oil ($/bbl)	4.47	4.35	4.99	4.64
Natural Gas ($/Mcf)	0.45	0.45	-	0.49
NGL's ($/bbl)	-	-	-	-
Production Costs
Light & Medium Oil ($/bbl)	28.08	20.14	29.05	27.81
Natural Gas ($/Mcf)	1.40	1.76	-	3.04
NGL's ($/bbl)	-	-	-	-
Netbacks (1)
Light & Medium Oil ($/bbl)	4.59	13.23	7.62	6.02
Natural Gas ($/Mcf)	0.24	(0.12)	-	(1.23)
NGL's ($/bbl)	-	-	-	-

(1) Netback is equal to revenue less royalty and production costs.

The following table discloses for each producing property and in total, the Corporation’s production volumes for the period ended December 31, 2007 for each product type, net after royalty:

	Light/medium	Natural
	Oil	Gas	NGL's
	Net	Net	Net
	bbl/d	mcf/d	bbl/d
Colombia
Santana	309	-	-
Guayuyaco	166	-	-
Juanambu	100	-	-
Chaza	338	-	-
Colombia total	913	-	-

Argentina
Palmar Largo	244	-	-
Chivil	110	-	-
El Vinalar	214	-	-
Nacatimbay	1	73	.
Argentina total	569	73	-

Consolidated	1,482	73	-

DIVIDEND POLICY

The Corporation has not declared or paid any dividends on its common stock since incorporation. Any decision to pay dividends on the common stock will be made by the Board on the basis of the Corporation's earnings, financial requirements and other conditions that the Board may consider appropriate in the circumstances. The Corporation currently has no plans to declare a dividend. The Voting Exchange and Support Agreement provides that so long as the Exchangeable Shares are outstanding the Corporation will not declare or pay any dividend on the Gran Tierra Shares unless ExchangeCo shall simultaneously declare or pay an equivalent dividend on the Exchangeable Shares.

CAPITAL STRUCTURE

Gran Tierra Energy Inc.’s authorized share capital consists of 300,000,000 shares designated as common stock, par value $0.001 per share, 25,000,000 shares designated as preferred stock, par value $0.001 per share, and 1 share designated as special voting stock, par value $0.001 per share.

Gran Tierra Shares

The holders of Gran Tierra Shares are entitled to receive notice of any meeting of the holders of Gran Tierra Shares, to one vote for each Gran Tierra Share on all matters submitted to a stockholder vote and are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding Gran Tierra Share entitles the holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Gran Tierra Shares. Holders of Gran Tierra Shares have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Gran Tierra Shares.

As at December 31, 2007 there were 85,270,058 issued and outstanding Gran Tierra Shares. There were 95,448,875 issued and outstanding Gran Tierra Shares as at May 23, 2008.

Preferred Stock

Gran Tierra Energy Inc. is authorized to issue 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of May 23, 2008 was designated, issued or outstanding. The Board is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the Board, without the necessity of obtaining approval of the holders of Gran Tierra Shares.

Special Voting Stock

The holder of the Special Voting Stock shall be entitled to receive notice of and attend any meeting of the holders of Gran Tierra Shares, and to cast on all matters submitted to a stockholder vote such number of votes equal to the number of Exchangeable Shares. The holder of Special Voting Stock shall not be entitled to receive dividends or distributions in its capacity as holder thereof.

Warrants

As at December 31, 2007 there were 67,835,072 issued and outstanding warrants to purchase 33,917,536 Gran Tierra Shares, issued in connection with private placements completed in 2005 and 2006. Such warrants entitle the holder to purchase Gran Tierra Shares at exercises prices of $1.25 and $1.05 per Gran Tierra Share.

Options

As at December 31, 2007, there were 5,724,168 outstanding options to acquire Gran Tierra Shares issued to directors, officers, employees and consultants at prices ranging from $0.80 to $2.14. Of the total options outstanding at December 31, 2007, 1,377,500 were exercisable.

Exchangeable Shares

Each Exchangeable Share has voting attributes (through the benefit of the special voting share granted under the Voting Exchange and Support Agreement to the Trustee) equivalent to those of the Gran Tierra Shares into which they are exchangeable from time to time. In addition, holders of Exchangeable Shares have the right to receive Gran Tierra Shares at any time in exchange for their Exchangeable Shares. As at December 31, 2007 there were 12,303,966 issued and outstanding Exchangeable Shares. There were 11,351,586 issued and outstanding Exchangeable Shares as at May 23, 2008.

Ranking

The Exchangeable Shares shall be entitled to preference over common shares of ExchangeCo and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, if any, that have been declared and the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo.

Dividends

Holders of Exchangeable Shares are entitled to receive cash dividends if, as and when declared by the board of directors of ExchangeCo.

Certain Restrictions

ExchangeCo will not, without obtaining the approval of the holders of the Exchangeable Shares:

(a)
pay any dividend on the common shares or any other shares ranking junior to the Exchangeable Shares, other than share dividends payable in any such other shares ranking junior to the Exchangeable Shares;

(b)
redeem, purchase or make any capital distribution in respect of the common shares of ExchangeCo or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

(c)	redeem or purchase any other shares of ExchangeCo ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution.

The above restrictions will not apply if all declared dividends on the outstanding Exchangeable Shares have been paid in full.

Liquidation or Insolvency of ExchangeCo

In the event of the liquidation, dissolution or winding-up of ExchangeCo or any other proposed distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares will be entitled to receive from ExchangeCo, in respect of each such Exchangeable Share, one Gran Tierra Share.

Upon the occurrence of such an Insolvency Event (as defined in the Voting Exchange and Support Agreement), Callco has the overriding right to purchase all but not less than all of the Exchangeable Shares then outstanding at a purchase price per Exchangeable Share to be satisfied by the issuance or delivery, as the case may be, of that number of Gran Tierra Shares plus the amount of all cash dividends declared and unpaid on Gran Tierra Shares.

Automatic Exchange Right on Liquidation of Gran Tierra Energy Inc.

The Voting Exchange and Support Agreement provides that on a Liquidation Event (as such term is defined in the Voting Exchange and Support Agreement) Callco will be deemed to have purchased all outstanding Exchangeable Shares and each holder of Exchangeable Shares will be deemed to have sold their Exchangeable Shares immediately prior to the Liquidation Event at a purchase price per Exchangeable Share to be satisfied by the issuance or delivery, as the case may be, of that number of Gran Tierra Shares plus the amount of all cash dividends declared and unpaid on Gran Tierra Shares. For this purpose, a "Liquidation Event" means:

• any determination by the Board to institute voluntary liquidation, dissolution or winding-up proceedings or to effect any other distribution of the assets of Gran Tierra Energy Inc. among its stockholders for the purpose of winding up its affairs; or

• the earlier of, Gran Tierra Energy Inc. receiving notice of and Gran Tierra Energy Inc. otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Gran Tierra Energy Inc. or to effect any other distribution of its assets among its stockholders for the purpose of winding up its affairs in each case where Gran Tierra Energy Inc. has failed to contest in good faith such proceeding within 30 days of becoming aware thereof.

Retraction of Exchangeable Shares by Holders and Retraction Call Right

Subject to the retraction call right of Callco described below, a holder of Exchangeable Shares will be entitled at any time to require ExchangeCo to redeem any or all of the Exchangeable Shares held by such holder in tranches of 5,000 Exchangeable Shares or integral multiples thereof (or the balance of the Exchangeable Shares then held by such holder, if such balance is less than 5,000 Exchangeable Shares) for a retraction price per Exchangeable Share equal to that number of Gran Tierra Shares plus the amount of all cash dividends declared and unpaid on Gran Tierra Shares.

Holders of the Exchangeable Shares may request redemption by presenting to ExchangeCo a certificate or certificates representing the number of Exchangeable Shares the holder desires to have redeemed, together with a duly executed retraction request and such other documents as may be reasonably required to effect the redemption of the Exchangeable Shares. The retraction request shall state the business day on which the holder desires to redeem the retracted shares, provided that the retraction date shall be not less than 20 days and not more than 30 days after the date on which the retraction request is received by ExchangeCo. If no date is specified the retraction date shall be deemed to be the 30th day (or, if such day is not a business day, the first business day thereafter) after the date on which the retraction request is received by ExchangeCo.

When a holder requests ExchangeCo to redeem the Exchangeable Shares, Callco will have a overriding right to purchase on the retraction date all of the Exchangeable Shares that the holder has requested ExchangeCo to redeem at a purchase price per Exchangeable Share equal to that number of Gran Tierra Shares plus the amount of all cash dividends declared and unpaid on Gran Tierra Shares. At the time of such a request by a holder of Exchangeable Shares, ExchangeCo will immediately notify Callco and the Trustee. Callco must then advise ExchangeCo and the relevant beneficiary within ten business days of its intention to exercise its purchase right.

A holder may revoke his or her retraction request at any time prior to the close of business on the third business day immediately preceding the retraction date.

Redemption of Exchangeable Shares

Subject to applicable law and the call rights of Callco, ExchangeCo:

(a)
shall, on November 10, 2012, subject to extension or acceleration of such date by the board of directors of ExchangeCo, redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per Exchangeable Share equal to one Gran Tierra Share plus the amount of all cash dividends declared and unpaid on Gran Tierra Shares as at the last business day prior to that redemption date (the "redemption price");

(b)
shall, if at any time an Exchangeable Share Voting Event is proposed and the holders of such number of Exchangeable Shares as would be required for the class to approve or disapprove such Exchangeable Share Voting Event have not given the holder of the Special Voting Share irrevocable proxies, within 14 days of receipt of request therefore, to vote their Exchangeable Shares with respect to such event, on the business day prior to the record date for any meeting redeem all but not less than all of the then outstanding Exchangeable Shares for the redemption price per Exchangeable Share. An “Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo, other than an Exempt Exchangeable Share Voting Event;

(c)
shall, if at any time an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, on a date determined by the board of directors of ExchangeCo redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per Exchangeable Share. An “Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo in order to approve or disapprove, as applicable, any change to or in the rights of the holders of the Exchangeable Shares where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and Gran Tierra Shares; and

(d)
shall, at any time when there are outstanding fewer than 10% of the issued and outstanding Exchangeable Shares (other than Exchangeable Shares held by Gran Tierra Energy Inc., Callco, their subsidiaries or affiliates and as such shares may be adjusted from time to time), redeem all but not less than all of the then outstanding Exchangeable Shares for the redemption price per Exchangeable Share.

Callco has the right, notwithstanding a proposed redemption of the Exchangeable Shares by ExchangeCo on the applicable redemption date, to purchase on any redemption date all but not less than all of the Exchangeable Shares then outstanding (excluding Exchangeable Shares beneficially owned by Gran Tierra Energy Inc., Callco, their subsidiaries or affiliates) in exchange for the redemption price per Exchangeable Share.

Voting Rights

Except as required by applicable law, the holders of the Exchangeable Shares are not entitled as such to receive notice of or attend any meeting of the shareholders of ExchangeCo or to vote at any such meeting. Holders of Exchangeable Shares have the notice and voting rights respecting Gran Tierra Energy Inc. meetings that are provided in the Voting Exchange and Support Agreement. See "Voting Exchange and Support Agreement – Voting Rights" below.

Amendment and Approval

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon (excluding Exchangeable Shares beneficially owned by Gran Tierra Energy Inc., Callco, their subsidiaries or affiliates) at a meeting of the holders of the Exchangeable Shares duly called and held at which holders of at least 50 percent of the then outstanding Exchangeable Shares are present in person or represented by proxy (excluding Exchangeable Shares beneficially owned by Gran Tierra Energy Inc., Callco, their subsidiaries or affiliates). In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than ten days later) as may be determined at the original meeting and the holders of Exchangeable Shares present in person or represented by proxy at the adjourned meeting will constitute a quorum thereat and may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon (excluding Exchangeable Shares beneficially owned by Gran Tierra Energy Inc., Callco, their subsidiaries or affiliates) will constitute the approval or consent of the holders of the Exchangeable Shares.

With the exception of (i) administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, (ii) making certain necessary amendments required for the purpose of curing or correcting any defect or clerical omission or mistake or manifest error, or (iii) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the board of directors of ExchangeCo it may be expedient to make, (in each case provided that the board of directors of ExchangeCo is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Voting Exchange and Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares

Actions by ExchangeCo Under the Voting Exchange and Support Agreement

Under the Exchangeable Share provisions, ExchangeCo has agreed to take all such actions and do all such things as may be necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by Gran Tierra Energy Inc., Callco and ExchangeCo with their respective obligations under the Voting Exchange and Support Agreement.

Voting and Exchange Support Agreement

The following is a summary of certain provisions of the Voting Exchange and Support Agreement. For a complete description of the terms of the Voting Exchange and Support Agreement, reference should be made to this agreement, a copy of which has been filed on SEDAR at www.sedar.com.

Voting Rights

In accordance with the Voting Exchange and Support Agreement, Gran Tierra Energy Inc. has issued one (1) Special Voting Share to the Trustee, for the benefit of the holders (other than Gran Tierra Energy Inc., Callco and their affiliates) of the Exchangeable Shares. The Special Voting Share carries a number of votes, exercisable at any meeting at which holders of Gran Tierra Shares are entitled to vote, equal to one vote for each Exchangeable Share outstanding (other than Exchangeable Shares owned by Gran Tierra Energy Inc. or its affiliates). With respect to any written consent sought from holders of Gran Tierra Shares, each vote attached to the Special Voting Share will be exercisable in the same manner as set forth below.

Each holder of an Exchangeable Share on the record date for any meeting at which holders of Gran Tierra Shares are entitled to vote will be entitled to instruct the Trustee to exercise that number of votes attached to the Special Voting Share which relate to the Exchangeable Shares held by such holder. The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.

The Trustee is required to send to the holders of the Exchangeable Shares a notice of each meeting at which holders of Gran Tierra Shares are entitled to vote, together with the related meeting materials and a statement that such holder is entitled to instruct the Trustee as to the exercise of the votes attaching to the Special Voting Share, on the same day as the notice and materials are sent to holders of Gran Tierra Shares. The Trustee is also required to send to the holders copies of all information statements, reports (including all interim and annual financial statements), and other materials sent by Gran Tierra Energy Inc. to holders of Gran Tierra Shares at the same time as such materials are sent to holders of Gran Tierra Shares. To the extent such materials are provided to the Trustee by Gran Tierra Energy Inc., the Trustee will also send to the holders of Exchangeable Shares all materials sent by third parties to holders of Gran Tierra Shares, including dissident proxy and information circulars and take-over bid and securities exchange take-over bid circulars, as soon as reasonably practicable after such materials are received by holders of Gran Tierra Shares.

All rights of a holder of Exchangeable Shares to exercise votes attached to the Special Voting Share will cease upon the exchange of all such holder's Exchangeable Shares for Gran Tierra Shares.

Insolvency Exchange Right

Upon the occurrence and during the continuation of: an Insolvency Event (as defined in the Voting Exchange and Support Agreement) a holder of Exchangeable Shares will have the right ("Insolvency Exchange Right") to instruct the Trustee to exercise the Insolvency Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Callco to purchase such Exchangeable Shares from the holder. As soon as practicable following the occurrence of (i) an Insolvency Event, or (ii) any event which would, with the giving of notice or the passage of time, become an Insolvency Event, ExchangeCo and Callco will give notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each affected holder of Exchangeable Shares of such Insolvency Event and will advise such holder of its rights with respect to the Insolvency Exchange Right.

The purchase price payable by Callco for each Exchangeable Share to be purchased under the Insolvency Exchange Right will be satisfied by the issuance of that number of Gran Tierra Shares plus the amount of all cash dividends declared and unpaid on Gran Tierra Shares.

If, as a result of liquidity or solvency provisions of applicable law, ExchangeCo is unable to redeem all of a holder's Exchangeable Shares which such holder is entitled to have redeemed in accordance with the Exchangeable Share provisions, the holder will be deemed to have exercised the Insolvency Exchange Right with respect to the unredeemed Exchangeable Shares and Callco will be required to purchase such shares from the holder in the manner set forth above.

Covenants of Gran Tierra Energy Inc. and Economic Equivalence

Under the Voting Exchange and Support Agreement, so long as any Exchangeable Shares are outstanding, the Corporation has agreed to:

(a)
enable, cause and permit ExchangeCo, in accordance with and subject to applicable law, to pay to the holders of the Exchangeable Shares the amounts required under the Exchangeable Share provisions in the event of a liquidation, dissolution or winding-up of ExchangeCo, the retraction price in the event of the giving of a retraction request by a holder of Exchangeable Shares or in the event of a redemption of Exchangeable Shares; and

(b)	not consent to nor exercise its vote as a member of ExchangeCo to initiate or permit the voluntary liquidation, dissolution or winding-up of ExchangeCo.

So long as the Exchangeable Shares are outstanding the Corporation has agreed pursuant to the Voting Exchange and Support Agreement not to declare or pay any dividend on the Gran Tierra Shares unless ExchangeCo shall simultaneously declare or pay an equivalent dividend on the Exchangeable Shares.

The Voting Exchange and Support Agreement also provides that in the event that Gran Tierra Energy Inc. issues or distributes to the holders of all or substantially all of the outstanding Gran Tierra Shares:

(a)
by way of a share dividend or other distribution (other than an issue of Gran Tierra Shares to holders of Gran Tierra Shares who exercise an option to receive dividends in Gran Tierra Shares in lieu of receiving cash dividends);

(b)	rights, options or warrants for the purchase of Gran Tierra Shares (or securities exchangeable for or convertible into Gran Tierra Shares); or

(c)
shares or securities of Gran Tierra Energy Inc. other than Gran Tierra Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Gran Tierra Shares), evidences of indebtedness of Gran Tierra Energy Inc. or other assets of Gran Tierra Energy Inc.

Gran Tierra Energy Inc. will ensure that the economic equivalent on a per share basis of such rights, options, securities, shares, evidence of indebtedness or other assets shall be issued or distributed to the holders of Exchangeable Shares.

In addition, Gran Tierra Energy Inc. will not, without the approval of ExchangeCo and the holders of Exchangeable Shares, subdivide, reduce, consolidate, reclassify or otherwise change the terms of the Gran Tierra Shares, or effect an amalgamation, merger, reorganization or other transaction affecting Gran Tierra Shares unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Gran Tierra Shares, proposed by Gran Tierra Energy Inc. or proposed to Gran Tierra Energy Inc. and recommended by or to be effected with the consent or approval of the Board, Gran Tierra Energy Inc. has agreed to use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of Gran Tierra Shares.

The Voting Exchange and Support Agreement also provides that, as long as any Exchangeable Shares are outstanding, Gran Tierra Energy Inc. will, unless approval to do otherwise is obtained from the holders of Exchangeable Shares, remain the direct or indirect beneficial owner of issued and outstanding securities of ExchangeCo to which are attached a majority of the voting interests.

With the exception of (i) administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, (ii) making certain necessary amendments required for the purpose of curing or correcting any defect or clerical omission or mistake or manifest error, or (iii) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the board of directors of ExchangeCo it may be expedient to make, (in each case provided that the board of directors of ExchangeCo is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Voting Exchange and Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

Under the Voting Exchange and Support Agreement, Gran Tierra Energy Inc. and Callco have agreed to not exercise any voting rights attached to the Exchangeable Shares owned by them or their affiliates on any matter considered at meetings of holders of Exchangeable Shares.

MARKET FOR SECURITIES

The Gran Tierra Shares are listed and commenced trading on the TSX on February 19, 2008 under the symbol “GTE” and on the AMEX on April 8, 2008 also under the symbol “GTE”. Until April 8, 2008, the Gran Tierra Shares traded in the United States on the OTCBB under the symbol “GTRE.OB”.

The following table presents the high and low price for board lot trades and the volume of trading of the shares of common stock on the OTCBB for the periods indicated

	Price Range ($)
2007	High	Low	Trading Volume
January	1.53	0.93	4,240,100
February	1.60	1.06	2,507,300
March	1.60	1.28	3,110,800
April	1.34	1.02	1,626,900
May	1.49	1.01	3,300,700
June	1.49	0.90	8,871,200
July	1.94	1.31	12,883,900
August	2.16	1.37	12,554,700
September	1.72	1.33	3,671,200
October	1.70	1.39	5,297,642
November	2.09	1.60	6,753,211
December	2.69	1.82	6,866,866

MANAGEMENT CONTRACTS

There are no agreements or contracts under which management functions of Gran Tierra Energy are performed.

DIRECTORS AND OFFICERS

The name, municipality of residence, positions held with the Corporation and principal occupation during the preceding five years of each of the directors of the Corporation, along with their holdings of Gran Tierra Energy as at May 23, 2008 are as follows:

Name, Municipality of Residence and Position Presently with the Corporation	Date First Elected or Appointed	Number of Gran Tierra Shares Beneficially Owned or Controlled	Principal Occupation (Five Preceding Years)
Dana Coffield(4) President, Chief Executive Officer and Director Calgary, Alberta Canada	May 2005	96,652 Gran Tierra Shares 600,000 options 48,327 warrants 1,689,683 exchangeable shares	President, Chief Executive Officer and Director of the Corporation. Prior to joining the Corporation, Mr. Coffield acted as Vice President of EnCana Corporation from 2002 to 2005.

Jeffrey Scott(1)(2)(3)(4) Chairman and Director Calgary, Alberta Canada	January 2005	549,981 Gran Tierra Shares 400,000 options 274,991 warrants 1,688,889 exchangeable shares
President of Postell Energy Co. Ltd., a privately held oil and gas producing company since 2001. Mr. Scott is also a director of Saxon Energy Services, Inc., Suroco Energy, Inc., VGS Seismic Canada Inc., Galena Capital Corp. and Essential Energy Services Trust.

Walter Dawson(2)(3) Director Calgary, Alberta Canada	January 2005	908,730[5] Gran Tierra Shares 225,000 options 375,000[6] warrants 1,688,889 exchangeable shares	Chairman of the Board of Saxon Energy Services since 2001. Chairman and director of VGS Seismic Canada Inc., and director of Suroco Energy, Inc. and Action Energy Inc.

Name, Municipality of Residence and Position Presently with the Corporation	Date First Elected or Appointed	Number of Gran Tierra Shares Beneficially Owned or Controlled	Principal Occupation (Five Preceding Years)
Verne Johnson(1)(2)(3)(4) Director Calgary, Alberta Canada	April 2005	370,821 Gran Tierra Shares 225,000 options 112,496 warrants 1,292,063[7] exchangeable shares
Currently President of a private family company, KristErin Resources Inc. President and Chief Executive Officer of ELAN Energy Inc., President of Paragon Petroleum and Senior Vice President of Enerplus Resources Group until retiring in February 2002. Mr. Johnson is a director of Fort Chicago Energy Partners LP, Harvest Energy Trust, Suroco Energy Inc. and Essential Energy Services Trust.

Nicholas Kirton(1) Director Calgary, Alberta Canada	March 27, 2008	25,000 Gran Tierra Shares 100,000 options
Director of Canexus Income Fund, Innicor Subsurface Technologies, Inc. and Result Energy Inc. all public companies. Retired in 2004 as a partner with KPMG LLP. Member of the Board of Governors for the University of Calgary and the Education and Qualifications Committee of the Canadian Institute of Chartered Accountants.

Notes:
1.	Member of the Audit Committee.
2.	Member of the Compensation Committee.
3.	Member of the Nominating and Corporate Governance Committee.
4.	Member of the Reserves Committee.
5.	Includes 550,000 Gran Tierra Shares held by Perfco Investments Ltd. and 158,730 Gran Tierra Shares held by Mr. Dawson’s spouse.
6.	Includes 275,000 warrants held by Perfco Investments Ltd.
7.	Includes 396,825 Exchangeable Shares owned by KristErin Resources Inc.

Each member of the Board shall serve until the earlier of his resignation or the election of his successor at an annual meeting of the stockholders.

The name, municipality of residence, positions held with the Corporation and principal occupation during the preceding five years of each of the Executive Officers of the Corporation, except Dana Coffield whose information is noted above, are as follows:

Name, Municipality of Residence and Position Presently with the Corporation	Date First Elected or Appointed	Principal Occupation (Five Preceding Years)
Martin Eden Chief Financial Officer and Corporate Secretary Calgary, Alberta Canada	January 2, 2007
Chief Financial Officer of the Corporation. President of Eden and Associates Ltd., a financial consulting firm, from January 1999 to the present. Chief Financial Officer of Artumas Group Inc., a publicly listed Canadian oil and gas company, from April 2005 to December 2006 and was a director from June to October 2006. Chief Financial Officer of Chariot Energy Inc., a Canadian private oil and gas company, from October 2004 to March 2005. Mr. Eden acted as Chief Financial Officer of Assure Energy Inc., a publicly traded oil and gas company listed in the United States from January 2004 to September 2004.

Max Wei VP Operations Calgary, Alberta Canada	May 2005
VP Operations of the Corporation. Team Leader for Qatar and Bahrain operations with AEC International and its successor, EnCana Corporation from 2000 until 2004. Completed a project management position with Petronas in Malaysia in April, 2005.

Rafael Orunesu President, Gran Tierra Energy Argentina Buenos Aires, Argentina	March 2005	President, Gran Tierra Energy Argentina and previously Vice-President Latin America. Engineering Manager for Pluspetrol Peru from 1997 to 2004.

Edgar Dyes President, Gran Tierra Energy Colombia Bogota, Colombia	June 2006	President, Gran Tierra Energy Colombia. Executive Vice-President and Chief Operating Officer of Argosy Energy International L.P.

As at May 23, 2008 the directors and executive officers of the Corporation, as a group, beneficially own, directly or indirectly, or exercise control or direction over 2,071,840 Gran Tierra Shares representing approximately 2.2% of the issued and outstanding Gran Tierra Shares. In addition, the directors and executive officers of the Corporation, as a group, have the right to exchange the Exchangeable Shares currently held by them for an aggregate of 9,342,065 Gran Tierra Shares.  The directors and officers also held, in aggregate, 2,875,000 stock options and warrants to purchase 864,142 Gran Tierra Shares as at May 23, 2008. On the exchange of the Exchangeable Shares, exercise of the warrants and the exercise of the stock options, the beneficial ownership of the directors and officers, as a group would increase to 15.9% of the Gran Tierra Shares on a diluted basis, as at May 23, 2008.

Corporate Cease Trade Orders or Bankruptcies

No current director or executive officer of the Corporation is, or was within the last ten years prior to the date hereof a director, chief executive officer or chief financial officer of any issuer (i) that while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the issuer access to any statutory exemption for a period of more than thirty (30) consecutive days; (ii) was subject to an event that resulted, after the director or executive officer ceased to act in that capacity, in such issuer being the subject of a cease trade or similar order or an order that denied the relevant issuer access to any exemption under securities legislation, for a period of more than thirty (30) consecutive days; or (iii) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement for compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets in any jurisdiction.

Penalties or Sanctions

No current director or officer or security holder holding a sufficient number of securities of Gran Tierra Energy Inc. to affect materially the control of the Corporation has been subject to: (i) any penalties or sanctions imposed by a court relating to Canadian securities legislation or by any other securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body in any jurisdiction that would likely be considered important to a reasonable investor in making an investment decision.

On May 13, 2008 the ASC issued a Notice of Hearing to the management team and directors of High Plains Energy Inc. (now Action Energy Inc. pursuant to a plan of arrangement). The ASC alleges that during the period from July 2005 to January 2006 management of High Plains Energy Inc. participated in the issuance of press releases which materially overstated High Plains Energy Inc.’s oil production rates. Additionally, the ASC alleges that on becoming aware of the overstatement in February 2006 the directors of High Plains Energy Inc. participated in the issuance of further press releases in February and March of 2006 which were misleading in that they did not disclose the material overstatements. Two of the directors of High Plains Energy Inc., Messrs. Scott and Dawson, are directors of Gran Tierra Energy Inc. The ASC will convene on June 13, 2008 to set a date for a hearing. Messrs. Scott and Dawson have not been convicted of any wrongdoing as of the date hereof. The allegations are disputed and will be defended by the directors.

Personal Bankruptcies

No current director or executive officer or security holder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation has, within the ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such director, executive officer or security holder.

Conflicts of Interest

Circumstances may arise where members of the Board or officers of the Corporation are directors or officers of companies, which are in competition to the interests of the Corporation. No assurances can be given that opportunities identified by such board members or officers will be provided to the Corporation. Pursuant to Chapter 78.140 of the Nevada Revised Statutes, directors who have an interest in a proposed transaction upon which the Board is voting are required to disclose their interests and refrain from voting on the transaction.

Principal Holders of Voting Securities

To the knowledge of the directors and executive officers of the Corporation, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying in aggregate 10% or more of the votes attached to all of the issued and outstanding voting securities.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No current or former director, executive officer or employee of the Corporation is, or has been at any time since the beginning of the most recently completed financial year of the Corporation, indebted to the Corporation or to another entity where the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation.

REPORT ON EXECUTIVE COMPENSATION

All dollar amounts discussed below are in US dollars. To the extent that contractual amounts are in Canadian dollars, they have been converted into US dollars for the purposes of the discussion below at an exchange rate of one Canadian dollar to US$0.9881, for discussion of 2008 salary and 2007 bonus amounts which is the conversion rate at December 31, 2007, and one Canadian dollar to US$0.8581 for discussion of 2007 salary and 2006 bonus amounts.

Composition of the Compensation Committee

The Corporation’s Compensation Committee currently consists of Mr. Johnson, Mr. Scott and Mr. Dawson. None of the members of the Corporation’s Compensation Committee has at any time been an officer or employee of Gran Tierra Energy. No member of the Board or the Compensation Committee served as an executive officer of another entity that had one or more of the Corporation’s executive officers serving as a member of that entity’s Board or compensation committee.

Compensation Objectives

The overall objectives of the Corporation’s compensation program are to attract and retain key executives who are the best suited to make the Corporation successful and to reward individual performance to motivate executives to accomplish the Corporation’s goals.

Compensation Policies

The Compensation Committee recommends amounts of compensation for the Chief Executive Officer for approval by the Board. The Chief Executive Officer recommends amounts of compensation for the other executive officers to the Compensation Committee, which considers these recommendations in connection with performance goals and criteria set at the beginning of the year. The Compensation Committee then makes its determination, taking the Chief Executive Officer’s recommendations into account, and makes its recommendations to the Board for approval.

The Corporation’s practice is to consider compensation annually (at year-end), including the award of equity based compensation. Prior to 2007, the Corporation’s compensation practices were largely discretionary. During 2007, the Corporation adopted an increasingly formalized framework whereby the Compensation Committee has defined items of corporate performance to be considered in future compensation, which include budget targets (production, reserves, capital expenditures, operating costs), and which it expects will include financial measures (e.g., liquidity) and share price performance, in addition to other objectives. The Compensation Committee has defined elements of personal performance to be met by the achievement of agreed objectives. This process was initiated by the Chief Executive Officer, whose objectives have been documented and accepted by the Board. Objectives for the remaining executives are within the context of the Chief Executive Officer’s objectives and include other, more specific goals.

Elements of Compensation

The Compensation Committee, which consists of three non-executive directors, has determined that the Corporation shall have three basic elements of compensation — base salary, cash bonus and equity incentives. Each component has a different purpose.

The Corporation believes that base salaries at this stage in the Corporation’s growth must be competitive in order to retain the executive. The Corporation believes that principal performance incentives should be in the form of long-term equity incentives given the financial resources of the Corporation and the longer-term nature of the business plan. Long-term incentives to date have been in the form of stock options but the Corporation’s equity incentive plan also provides for other incentive forms, such as restricted stock and stock bonuses, which the Compensation Committee is not considering at this time. Short-term cash bonuses are a common element of compensation in the oil and natural gas industry and among the Corporation’s peers to which attention must be paid, but the Corporation’s ability and desire to use cash bonuses are closely tied to the immediate cash resources of the Corporation. The Compensation Committee ultimately considers the split between the three forms of compensation relative to the Corporation’s peers for each position, relative to the contributions of each executive, and the operational and financial achievements of the Corporation and its financial resources. This exercise has been based on consensus among the members of the Compensation Committee.

Executive compensation through 2005 and the first part of 2006 was sufficient to attract and retain the management team but had fallen significantly behind industry norms by the end of 2006 and as the Corporation grew beyond a start-up phase. In late-2006, the Compensation Committee determined that it was necessary to review compensation and subscribed to the compensation survey described below as a starting point for a more structured and competitive compensation process. The goal is to provide competitive compensation and an appropriate compensation structure for an emerging oil and gas company relative to the Corporation’s stage of growth, financial resources and success.

Third Party Source Compensation Survey

In late 2006, the Corporation subscribed to the “2006 Mercer Total Compensation Survey for the Petroleum Industry,” which covers oil and gas companies located in Canada, and which presents compensation components and statistical ranges by position description for peer groupings within the industry. The survey is published annually and is widely recognized as a leading survey of its kind in Canada. In 2007, the Corporation subscribed to the “2007 Mercer Total Compensation Survey for the Petroleum Industry” in order to provide information for 2008 salaries and 2007 bonuses.

The survey provider is Mercer Human Resource Consulting. The primary purpose of the survey is to collect and consolidate meaningful data on salaries and benefits in the oil and gas industry in Canada, including those with international operations. The original survey participants were 158 companies in the oil and gas industry based in Canada, including those with international operations. The survey divided the 158 companies into six peer groups based on relative levels of production and revenues. There are 48 companies in the Corporation’s peer group with average production between 1,000 and 4,000 barrels of oil equivalent per day, including those with international operations. The results of the survey and the participants are confidential and cannot be disclosed in accordance with the confidentiality agreement signed with the survey provider.

Base Salaries

Salary amounts for the executive officers for 2006 were pre-determined based on individually-negotiated agreements with each of the executive officers when they joined the Corporation. Prior to November 2005, the Corporation was a private Canadian company incorporated in January 2005. For 2005 and 2006, the four inaugural executives of the Corporation received the same base salary of approximately $150,000 per year. Rafael Orunesu, who is President of the Corporation’s operations in Argentina, was the first hire of the Corporation in March 2005. Mr. Orunesu negotiated his employment agreement directly with the Board. Dana Coffield, James Hart and Max Wei, who are located in Calgary, joined Gran Tierra Energy in May 2005 and collectively negotiated terms of their employment with the Board. As a start-up company with limited financial resources, base salary in all instances was a discount to prior base salaries for each executive at their previous employer. All executives agreed to the same base compensation to reflect the team nature of the venture. All employment agreements outlined the potential for base salary increases, equity incentives and cash bonuses if deemed appropriate by the Board. The agreements did not specify the amount or any criteria for determining the bonuses and equity incentives, and so these determinations may be made by the Board in its sole discretion. The executives purchased founding shares to substantiate their commitment to the Corporation and provide additional financial incentives.

In April 2006, Mr. Dyes became the President, Gran Tierra Energy Colombia. He also negotiated his employment agreement, which provided for his annual base salary of $108,000 plus an annual supplemental salary of up to $42,000, the exact amount to be determined by the amount of time that he spends in Colombia in excess of what is required under the employment agreement. This agreement did not specify the amount or any criteria for determining the bonuses and equity incentives, and so these determinations may be made by the Board in its sole discretion.

In January 2007, Mr. Eden became the Chief Financial Officer. The terms of Mr. Eden’s employment agreement were individually negotiated by Mr. Eden, and are described below in “Agreements with Executive Officers”. The agreement did not specify the amount or any criteria for determining the bonuses and equity incentives, and so these determinations may be made by the Board in its sole discretion.

James Hart, the previous Chief Financial Officer, continued as an employee in the capacity of Chief Strategy Officer until February 28, 2007. After his resignation as an employee, he continued with the Corporation as a director until October 10, 2007, at which time he resigned his directorship.

Base salaries were determined by the Compensation Committee based upon its review of the Mercer survey, targeting the 50th—70th percentile as being appropriate to retain the services of the executives; the exact amount determined by the Compensation Committee’s subjective assessment of the appropriate salary for each executive given their performance and roles within the Corporation.

Bonuses

In 2006, the Compensation Committee used the Mercer survey to establish bonuses for the executives. In doing so, the Compensation Committee targeted the 50 th— 75 th percentile for the position within the peer group for the industry as being appropriate to retain the services of the executives. In doing so, the Compensation Committee did not use any pre-determined criteria or formulas, but rather based its decisions within that range based on its subjective assessment of the executives’ contribution to the Corporation, the Corporation’s operational and financial results, and financial resources, taken as a whole.

Target bonuses for 2007 for executive officers were not established. For 2007, the Compensation Committee used the 2007 Mercer survey to establish the level of bonuses for the executives. The Compensation Committee again targeted the 50 th— 75 th percentile for the position within the peer group for the industry as being appropriate to retain the services of the executives. The Compensation Committee determined bonuses for the executives based on assessment of performance against individual objectives for 2007, in addition to consideration of the Corporation’s operational and financial results, and financial resources.

The weighting of all of the individual performance objectives and the percentage contribution of the individual performance objectives was assessed by the Compensation Committee in determining bonuses.

Equity Incentives

In November 2005, an equal number of stock options (162,500) were granted to each executive officer then with the Corporation under the terms of the 2005 Equity Incentive Plan when it became a public company. These awards were deemed appropriate by the Board based on its subjective assessment as to the appropriate level, and were equal to reflect the equal contributions of each executive. No options had been granted prior to this time.

In November 2006, the Compensation Committee granted options to each of the executive officers as follows: Mr. Coffield, 200,000 shares; Mr. Hart, 125,000 shares; Mr. Wei, 100,000 shares; Mr. Orunesu, 100,000 shares; and Mr. Dyes, 100,000 shares. The Compensation Committee determined the level of these awards based on the Mercer survey, again targeting the 50 th— 75 th percentile for the position within the peer group for the industry based on value according to a Black-Scholes calculation. In doing so, the Compensation Committee did not use any pre-determined criteria or formulas, but rather based its decisions within that range based on its subjective assessment of the appropriate incentive level given the executives’ respective roles in the Corporation.

In connection with Mr. Eden joining the Corporation, the Compensation Committee granted him an option to purchase 225,000 Gran Tierra Shares. The amount of the stock options was negotiated with Mr. Eden in connection with the negotiation of his employment agreement.

In December 2007, the Corporation’s Compensation Committee again granted options to each of its executive officers as follows: Mr. Coffield 237,500 shares; Mr. Eden 100,000 shares; Mr. Wei 100,000 shares; Mr. Orunesu 75,000 shares; and Mr. Dyes 200,000 shares. The levels of these awards were based on the 2007 Mercer survey, using the 50 th to 75 th percentile for the position with in the peer group for the industry based on value according to a Black-Scholes calculation. For 2007, the Compensation Committee also considered elements of individual, business unit and corporate performance in determining grant levels.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The following table discloses, for the financial years indicated, the total compensation received by the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of Gran Tierra Energy who were serving as executive officers as at the end of the Corporation’s most recently completed financial year (collectively, the “Named Executive Officers”).

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation(2) ($)	Securities Under Options/SARs Granted (#)	Shares or Units Subject to Resale Condition ($)	LTIP Payouts ($)	All Other Compensation ($)
Dana Coffield, President and Chief Executive Officer	2007	214,525	148,215	-	237,500	-	-	-
	2006	154,458	92,250	-	200,000	-	-	-
	2005	154,386	-	-	162,500	-	-	-
Martin Eden, Vice President Finance and Chief Financial Officer	2007	193,073	74,108	-	325,000	-	-	-
	2006	-	-	-	-	-	-	-
	2005	-	-	-	-	-	-	-
Edgar Dyes, President Gran Tierra Colombia	2007	180,000	100,000	-	200,000	-	-	-
	2006	138,750	25,000	-	100,000	-	-	-
	2005	-	-	-	-	-	-	-
Rafael Orunesu, President Gran Tierra Argentina	2007	180,000	40,000	-	75,000	-	-	-
	2006	150,000	42,907	9,200	100,000	-	-	-
	2005	150,000	-	55,200	162,500	-	-	-
Max Wei, Vice President Operations	2007	171,620	64,227	-	100,000	-	-	-
	2006	154,458	42,907	-	100,000	-	-	-
	2005	154,386	-	-	162,500	-	-	-
James Hart, Former Vice President, Finance and former Chief Financial Officer	2007	32,178	-	-	(233,333)	-	-	-
	2006	154,458	92,250	-	125,000	-	-	-
	2005	154,386	-	-	162,500	-	-	-

Notes:
(1)
Salaries and bonuses of Dana Coffield, James Hart, Max Wei and Martin Eden are paid in Canadian dollars and converted into US dollars for the purposes of the above table at the December 31, 2005 exchange rate of one Canadian dollar to US $0.8577 for 2005 information, at the December 31, 2006 exchange rate of one Canadian dollar to US $0.8581 for 2006 information and at the December 31, 2007 exchange rate of one Canadian dollar to US $0.9881 for 2007 information.

(2)	Cost of living allowance.
(3)	Resigned as an officer of the Corporation in 2007.

Options and SARs Granted during the Year Ended December 31, 2007

The following table sets forth particulars concerning individual grants of options to purchase or acquire securities of Gran Tierra Energy and stock appreciation rights to Named Executive Officers during the fiscal year ended December 31, 2007.

Name	Securities, Under Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Financial Year(1)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
Dana Coffield	237,500	8%	2.14	2.14	December 17, 2017
Martin Eden	100,000	3%	2.14	2.14	December 18, 2017
	225,000	8%	1.19	1.19	January 2, 2017
Edgar Dyes	200,000	7%	2.14	2.14	December 20, 2017
Rafael Orunesu	75,000	3%	2.14	2.14	December 21, 2017
Max Wei	100,000	3%	2.14	2.14	December 22, 2017
James Hart(2)	-	0%

Notes:
(1)	Based upon an aggregate of 2,957,500 stock options granted to employees in 2007.
(2)	Resigned as an officer of the Corporation in 2007.

Aggregated Option/SAR Exercises During the Most Recently Completed Financial Year and Financial Year-End Option/SAR Values

The following table sets forth the financial year-end values for options and stock appreciation rights granted to the Named Executive Officers of the Corporation. No options or stock appreciation rights were exercised by the Named Executive Officers during the financial year ended December 31, 2007.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SARs at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options/SARs at Fiscal Year End ($) Exercisable/Unexercisable
Dana Coffield		-	175,000/425,000	287,167/392,583
Martin Eden		-	0/325,000	0/369,750
Edgar Dyes		-	33,333/266,667	45,000/186,000
Rafael Orunesu		-	141,666/195,834	242,166/224,584
Max Wei		-	141,666/220,834	242,166/236,584
James Hart(1)			54,167/0	98,584/0
Notes:
(1)	Resigned as an officer of the Corporation in 2007.

Other Plans

As at the date hereof, Gran Tierra Energy had no retirement plans, pension plans or other forms of retirement compensation for its employees.

Securities Authorized for Issuance Under Equity Compensation Plans during the Year Ended December 31, 2007

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by securityholders	5,760,000	$1.52	3,240,000

Equity compensation plans not approved by securityholders	-	-	-

Total	5,760,000	$1.52	3,240,000

Compensation of Directors

In 2007, Gran Tierra Energy Inc. paid a fee of $12,872 per year to each independent director who served on the Board and an additional $12,872 per year to the chairman of the Board. Gran Tierra Energy Inc. also paid a fee of $6,436 per year to each committee chair (except for the audit committee) and $4,291 to each committee member (except for the audit committee). The audit committee chair was paid a fee of $25,743 per year and each audit committee member was paid $12,872 per year. In addition, a fee of $644 was paid for each meeting attended. Directors who are not employees are eligible to receive awards under the 2007 Equity Incentive Plan. Compensation arrangements with the director who is also an employee are described in the preceding sections of this AIF under the heading “Executive Compensation.”

The following table details the dollars amounts paid for director compensation in 2007 as well as the number of options and exercise price granted to each director in 2007.

Director	Standard Compensation ($)	Options Issued (#)	Exercise Price ($)
Jeffrey Scott	71,437	150,000	2.14
Walter Dawson	40,331	75,000	2.14
Verne Johnson	61,569	75,000	2.14
Nadine Smith (1)	55,347	75,000	2.14
James Hart (2)	16,518	-	-
Total	245,202	375,000
Notes:
(1)	Nadine Smith resigned as director effective March 27, 2008
(2)	James Hart resigned as director effective October 10, 2007

Employment Agreements

The Corporation has entered into executive employment agreements with all members of the current management team. The employment agreements entered into between Gran Tierra Energy and Dana Coffield, James Hart and Max Wei have identical terms except for the position held by each such person and terms related to participation on the Board for Mr. Coffield and Mr. Hart. The respective employment agreements provide for an initial annual base salary of CDN$180,000 ($154,458 US dollars) and provide (a) for the executive to receive an annual bonus as determined by the Board, and (b) the right to participate in stock option plans. Bonuses are to be paid within 60 days of the end of the preceding year based on the executive’s performance. The agreements do not provide for any criteria for determining the magnitude of the bonuses and option grants and, therefore, the determination of the bonuses and grants are in the sole discretion of the Board, using the criteria the Board deems appropriate.

The executives’ employment agreements became effective on May 1, 2005 and have initial terms of three-years, subject to extension or earlier termination and provide for severance payments to each employee, in the event the employee is terminated without cause or the employee terminates the agreement for good reason, in the amount of two times total compensation for the prior year. “Good reason” includes an adverse change in the executive’s position, title, duties or responsibilities, or any failure to re-elect him to such position (except for termination for “cause”). Initial contract terms for Messrs. Coffield, Hart and Wei included rights to purchase 200,000 shares of common stock before an initial public offering. These rights were removed, on the mutual consent of Gran Tierra Energy and the applicable executives. All agreements include standard indemnity, insurance, non-competition and confidentiality provisions.

On January 1, 2007, Mr. Hart resigned his position as Vice President Finance and CFO, but remained with the Corporation in an executive capacity as Chief Strategy Officer. On February 28, 2007 Mr. Hart resigned as an employee of the Corporation. He remained as a director until October 10, 2007.

The Corporation has also entered into an employment agreement with Mr. Orunesu, through its Ecuadorian subsidiary which provides for an initial annual base salary of $150,000, annual bonuses and options as may be determined by the Board in its sole discretion. The contract includes provision for payment of a cost of living allowance of $55,200 per year. This agreement became effective on March 1, 2005 and had an initial term of two years, subject to extension or earlier termination. This agreement provides for severance payments in the event of the employee’s termination without cause or for good reason, in an amount equal to the salary payable under the employment agreement during any remaining time in the initial two year term. Initial rights provided in Mr. Orunesu’s agreement, to purchase 200,000 shares of common stock before an initial public offering, were removed with mutual consent of the Corporation and Mr. Orunesu. Mr. Orunesu has continued employment with the Corporation under the same terms as the initial contract since it expired on March 1, 2007. This agreement includes standard indemnity, insurance, non-competition and confidentiality provisions.

The Corporation entered into an employment agreement with Mr. Dyes, President of Gran Tierra Colombia, formerly Argosy, which provides for an initial base salary of $108,000 per year plus a supplemental amount of up to $42,000 per year if services are provided in excess of 15 days per month in Colombia. In addition, this agreement provides for an annual bonus on the same terms as described above for Messrs. Coffield, Hart and Wei, as well as the right to participate in the Corporation’s stock option plans, without specifying the amount or criteria used. This agreement became effective on April 1, 2006 and terminates on April 1, 2008. Mr. Dyes also receives reasonable living expenses while performing his duties in Colombia. This agreement provides for severance payments equal to the amount of base salary plus bonus received for the prior 12-month period in the event of termination without cause, termination for good reason or termination for disability, prorated for the remaining term of the agreement, payable within 30 days. This agreement includes standard indemnity, insurance, non-competition and confidentiality provisions.

On December 1, 2006, the Corporation entered into an executive employment agreement with Mr. Eden that provides for an initial annual base salary of CDN$ 225,000 ($193,073 US dollars). In addition, this agreement provides for an annual bonus on the same terms as described above of Messrs. Coffield, Hart and Wei, as well as the right to participate in the Corporation’s stock option plans, without specifying the amount or criteria used. Mr. Eden’s employment agreement became effective on January 2, 2007 and has an initial term of three years, subject to extension or earlier termination and provides for severance payments, in the event he is terminated without cause or terminates the agreement for good reason, in the amount of the greater of total cash compensation of the remaining term and one year’s total cash compensation, with total cash compensation meaning annualized salary plus bonus for the prior 12-month period. Mr. Eden’s employment agreement includes customary indemnity, insurance, non-competition and confidentiality provisions.

As of May 23, 2008 the employment agreements of each of the executive officers of the Corporation, except for Mr. Eden have expired. The Corporation is currently in the process of negotiating new employment agreements with such officers and anticipates that the terms of such agreements will be comparable with similarly situated issuers and individuals. Until such time as new employment agreements are completed the parties are continuing employment arrangements on the terms set forth above.

Performance Graph

The following graph compares the change in cumulative total return, during the period from November 10, 2005, when the Gran Tierra Shares commenced trading on the OTCBB, and December 31, 2007, of a $100 investment in the Gran Tierra Shares with the cumulative total return of the Dow Jones Wilshire Microcap and Exploration and Production Indices.

LEGAL PROCEEDINGS

Ecopetrol and Gran Tierra Colombia, the contracting parties of the Guayuyaco Association Contract, are engaged in a dispute regarding the interpretation of the procedure for allocation of oil produced and sold during the long term test of the Guayuyaco-1 and Guayuyaco-2 wells. There is a material difference in the interpretation of the procedure established in Clause 3.5 of Attachment-B of the Guayuyaco Association Contract. Ecopetrol interprets the contract to provide that the extended test production up to a value equal to 30% of the direct exploration costs of the wells is for Ecopetrol’s account only and serves as reimbursement of its 30% back-in to the Guayuyaco discovery. Gran Tierra Colombia’s contention is that this amount is merely the recovery of 30% of the direct exploration costs of the wells and not exclusively for benefit of Ecopetrol. Ecopetrol has filed law suit in the Contravention Administrative Court in the district of Cauca regarding this matter. At this time no amount has been accrued in the financial statements as the Corporation does not consider it probable that a loss will be incurred. Ecopetrol is claiming damages of approximately $5.8 million which possible loss is shared 50% with the partner in this joint venture, Solana, with the remaining 50% the responsibility of Gran Tierra Colombia.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Management is not aware of any material interest, direct or indirect, of any director or executive officer of the Corporation, any person beneficially owning, or exercising control or direction over, directly or indirectly, more than 10% of the Corporation's voting securities, or any associate or affiliate of such person in any transaction or any proposed transaction since January 1, 2005, which in either case has materially affected or will materially affect the Corporation.

TRANSFER AGENTS AND REGISTRARS

Computershare Trust Company N.A. is the registrar and transfer agent for the Gran Tierra Shares at its principal offices in Canton, Massachusetts and Computershare Investor Services Inc. is co-registrar and co-transfer agent, Suite 600, 530 - 8th Ave SW, Calgary, Alberta T2P 3S8 at its principal offices in Calgary, Alberta and Toronto, Ontario.

MATERIAL CONTRACTS

The only material contracts entered into by the Corporation in the Corporation’s most recently completed financial year or prior thereto but which are still in effect, other than contracts entered into in the ordinary course of business, are as follows:

•	Voting and Exchange Support Agreement – see “Exchangeable Shares”.

•
Revolving Credit Facility Agreement - On February 28, 2007, Gran Tierra Energy Inc. entered into a $50,000,000 Revolving Credit Facility, as evidenced by a credit agreement dated as of February 22, 2007, by and among: (a) the Corporation, as borrower; (b) Gran Tierra Colombia and Argosy Energy Corp., as original guarantors; and (c) Standard Bank Plc, in its capacity as arranger, administrative agent and issuing bank. The credit facility has a three-year term which may be extended by agreement between the parties. The borrowing base is the present value of the Corporation’s petroleum reserves up to maximum of $50 million. The initial borrowing base was $7 million and the borrowing base will be re-determined semi-annually based on reserve evaluation reports. As a result of Standard Bank Plc’s review of the Corporation’s Mid-Year 2007 Independent Reserve Audit, the Corporation has received preliminary approval to increase its borrowing base to $20 million, however, the actual borrowing base remains $7 million. The credit facility includes a letter of credit sub-limit of up to $5 million. Amounts drawn down under the credit facility bear interest at the Eurodollar rate plus 4%. A stand-by fee of 1% per annum is charged on the un-drawn amount of the borrowing base. The credit facility is secured primarily on the Corporation’s Colombian assets. The Corporation was required pursuant to the credit facility to enter into a hedging agreement for the purpose of obtaining protection against fluctuations in the price of oil in respect of at least 50% of its projected aggregate net share of Colombian production after royalties for the three-year term of the credit facility, which was 400 bbl/d for March 2007 to December 2007, 300 bbl/d for January 2008 to December 2008 and 200 bbl/d for January 2009 to February 2010. Under the terms of the credit facility, the Corporation is required to maintain compliance with specified financial and operating covenants.

•
In connection with entering into the credit facility, the Corporation, Gran Tierra Colombia and Argosy Energy Corp. entered into the following ancillary agreements, which primarily provide for the preservation of the collateral securing the credit facility:

o	Note For Loans, dated February 22, 2007, by the Corporation in favour of Standard Bank Plc.

o	GP Pledge Agreement, dated as of February 22, 2007, by the Corporation in favour of Standard Bank Plc.

o	Partnership Pledge Agreement, dated as of February 22, 2007, by and among the Corporation and Argosy Energy Corp., in favour of Standard Bank Plc.

o	Collection Account Pledge Agreement, dated as of February 22, 2007, by Gran Tierra Colombia in favour of Standard Bank Plc.

o	ISDA 2002 Master Agreement, dated as of February 22, 2007, by and among the Corporation and Standard Bank Plc, and the Schedule thereto.

o	Blocked Account Control Agreement, dated as of February 22, 2007, by and among Gran Tierra Colombia, Standard Bank Plc and JPMorgan Chase Bank.

•
Registration Rights Agreement – The Corporation entered into four separate Registration Rights Agreements with the investors pursuant to which Gran Tierra Energy agreed to register for resale the Gran Tierra Shares (and shares issuable pursuant to the warrants) issued to the investors in the June 2006 offering by November 17, 2006. Since the registration statement was not declared effective by the SEC by that date, Gran Tierra accrued approximately USD $8.6 million in liquidated damages.

•
Liability Waiver - On June 27, 2007, under the terms of the Registration Rights Agreements, Gran Tierra Energy Inc. obtained a sufficient number of consents from the signatories to the agreements waiving the Corporation’s obligation to pay in cash the accrued liquidated damages. Gran Tierra Energy Inc. agreed to amend the terms of the warrants issued in the June 2006 offering by reducing the exercise price of the warrants to $1.05 and extending the life of the warrants by one year.

•
Colombian Participation Agreement – In connection with the acquisition of all limited partnership interests of Argosy, described in further detail under “Description of the Business”, the Corporation entered into the Colombian Participation Agreement among Argosy, Gran Tierra Energy Inc. and Crosby Capital, LLC dated June 22, 2006 whereby Gran Tierra Energy Inc. and Argosy jointly agreed to pay to Crosby Capital, LLC certain overriding royalty rights and net profits interests in historical properties of Argosy. Crosby Capital, LLC is entitled to a 2% overriding royalty on the properties which were acquired at the time of the Argosy acquisition, including Guayuyaco, Santana, Chaza, Talora and Rio Magdalena. If there are any new discoveries on these blocks, Crosby Capital, LLC is entitled to convert their 2% overriding royalty for that discovery to a 7% net profits interest after 2 times payout, and a 10% net profits interest after 3 times payout.

•
Ecopetrol Sales Contract – Argosy agreed to sell and deliver to Ecopetrol all the crude in which it has an interest produced from the Santana Shared Risk Contract (CPR Santana) fields and the Guayuyaco fields pursuant to an agreement between Ecopetrol and Argosy dated May 27, 1987. The Ecopetrol sales contract establishes a price based on WTI, with discounts related to transportation and quality differentials.

Copies of these agreements may be viewed online at www.sedar.com or inspected at the head office of the Corporation.

INTERESTS OF EXPERTS

Deloitte & Touche LLP, Independent Registered Chartered Accountants, are the Corporation's auditors and is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta, the Securities Acts administered by the SEC and the requirements of the Independence Standards Board. Deloitte & Touche LLP were first appointed as auditors of the Corporation on January 26, 2005.

GCA are the Corporation's independent engineers and have prepared the GCA Report. To the knowledge of the Corporation, neither GCA nor its officers, directors, employees or consultants beneficially own, directly or indirectly, any of the outstanding voting securities of Gran Tierra Energy Inc. In addition, none of the officers, directors, employees or consultants of GCA are currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or any of its associates or affiliates.

ADDITIONAL INFORMATION

Additional information regarding the Corporation may be found on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. Additional financial information is provided in the Corporation’s comparative financial statements for its financial year ended December 31, 2007, as amended together with the accompanying report of the auditor and management’s discussion and analysis filed on SEDAR.